                                                                 Execution Copy


                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                              CEMEX, S.A. de C.V.


                           TRICEM ACQUISITION, CORP.


                                      AND


                       PUERTO RICAN CEMENT COMPANY, INC.


                                  DATED AS OF


                                 June 11, 2002

                               TABLE OF CONTENTS


                                                                                                               Page

                                   Article I
                                  Definitions

Section 1.1       Definitions....................................................................................1

                                   Article II
                                   The Offer

Section 2.1       The Offer......................................................................................8
Section 2.2       Company Action................................................................................11
Section 2.3       Directors.....................................................................................12
Section 2.4       Merger Without Meeting of Shareholders........................................................14

                                  Article III
                         The Merger And Related Matters

Section 3.1       The Merger....................................................................................14
Section 3.2       Certificate of Incorporation of the Surviving Corporation.....................................14
Section 3.3       By-Laws of the Surviving Corporation..........................................................14
Section 3.4       Directors and Officers of the Surviving Corporation...........................................15
Section 3.5       Closing.......................................................................................15
Section 3.6       Subsequent Actions............................................................................15

                                   Article IV
                            Conversion Of Securities

Section 4.1       Conversion of Capital Stock...................................................................15
Section 4.2       Exchange of Certificates......................................................................16
Section 4.3       Appraisal Rights..............................................................................17
Section 4.4       Lost, Stolen or Destroyed Certificates........................................................18

                                   Article V
                        Disclosure Schedules; Standards
                       For Representations And Warranties

Section 5.1       Disclosure Schedules..........................................................................18
Section 5.2       Standards.....................................................................................18

                                   Article VI
                 Representations And Warranties Of The Company

Section 6.1       Due Organization, Good Standing and Power.....................................................19
Section 6.2       Authorization and Validity of Agreement.......................................................19
Section 6.3       Capitalization................................................................................20
Section 6.4       Consents and Approvals; No Violations.........................................................21
Section 6.5       Company Reports and Financial Statements......................................................22
Section 6.6       Information to Be Supplied....................................................................23
Section 6.7       Absence of Certain Events.....................................................................23

Section 6.8       Litigation....................................................................................23
Section 6.9       Title to Properties; Encumbrances; Leases.....................................................24
Section 6.10      Compliance with Laws..........................................................................24
Section 6.11      Employee Benefit Plans........................................................................25
Section 6.12      Books and Records.............................................................................27
Section 6.13      Taxes.........................................................................................27
Section 6.14      Intellectual Property.........................................................................29
Section 6.15      Brokers; Schedule of Fees and Expenses........................................................29
Section 6.16      Environmental Matters.........................................................................29
Section 6.17      Takeover Statutes.............................................................................31
Section 6.18      Voting Requirements; Board Approval...........................................................31
Section 6.19      Opinion of Financial Advisor..................................................................32
Section 6.20      Contracts.....................................................................................32
Section 6.21      Plants and Equipment..........................................................................33
Section 6.22      Labor and Employment Matters..................................................................33
Section 6.23      Certain Contracts.............................................................................33
Section 6.24      Insurance.....................................................................................34
Section 6.25      Certain Actions...............................................................................34
Section 6.26      Ponce Loans and Loan Commitments..............................................................34

                                  Article VII
             Representations And Warranties Of Parent And Purchaser

Section 7.1       Due Organization; Good Standing...............................................................36
Section 7.2       Authorization and Validity of Agreement.......................................................36
Section 7.3       Consents and Approvals; No Violations.........................................................37
Section 7.4       Information to Be Supplied....................................................................37
Section 7.5       Broker's or Finder's Fee......................................................................38
Section 7.6       Ownership of Capital Stock....................................................................38
Section 7.7       No Prior Activities...........................................................................38
Section 7.8       Sufficient Funds..............................................................................38

                                  Article VIII
                                   Covenants

Section 8.1       Access to Information Concerning Properties and Records.......................................38
Section 8.2       Conduct of the Business of the Company Pending the Closing Date...............................39
Section 8.3       Company Shareholder Meeting; Preparation of Proxy Statement...................................43
Section 8.4       Reasonable Best Efforts; Notification.........................................................44
Section 8.5       No Solicitation...............................................................................45
Section 8.6       Antitrust Laws................................................................................48
Section 8.7       Indemnification; Directors' and Officers' Insurance...........................................48
Section 8.8       Public Announcements..........................................................................49
Section 8.9       Employee Benefits Plans.......................................................................50
Section 8.10      Availability of Sufficient Funds..............................................................51

                                   Article IX
                            Conditions To The Merger

Section 9.1       Conditions to Obligations of Each Party.......................................................51

                                   Article X
                          Termination And Abandonment

Section 10.1      Termination...................................................................................52
Section 10.2      Effect of Termination.........................................................................54
Section 10.3      Payment of Certain Fees.......................................................................54

                                   Article XI
                                 Miscellaneous

Section 11.1      Representations and Warranties................................................................55
Section 11.2      Extension; Waiver.............................................................................55
Section 11.3      Notices.......................................................................................56
Section 11.4      Entire Agreement..............................................................................57
Section 11.5      Binding Effect; Benefit; Assignment...........................................................57
Section 11.6      Amendment and Modification....................................................................57
Section 11.7      Further Actions...............................................................................58
Section 11.8      Interpretation................................................................................58
Section 11.9      Enforcement...................................................................................58
Section 11.10     Fees and Expenses.............................................................................59
Section 11.11     Counterparts..................................................................................59
Section 11.12     Applicable Law................................................................................59
Section 11.13     Severability..................................................................................59
Section 11.14     Waiver of Jury Trial..........................................................................59
Section 11.15     Time..........................................................................................59
Section 11.16     Effect on Confidentiality Agreement...........................................................59

Annex I - Certain Conditions of the Offer
Exhibit A - Form of Transaction Support Agreement

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2002 (this "AGREEMENT"), by and among Cemex, S.A. de C.V., a Mexico corporation ("PARENT"), Tricem Acquisition, Corp., a Puerto Rico corporation and an indirect subsidiary of Parent ("PURCHASER"), and Puerto Rican Cement Company, Inc., a Puerto Rico corporation (the "COMPANY").

                  WHEREAS, the Boards of Directors of each of Purchaser and the Company have determined that it is advisable and in the best interests of each corporation and its respective shareholders to consummate the acquisition of the Company by Purchaser, upon the terms and subject to the conditions set forth herein;

                  WHEREAS, in furtherance thereof, it is proposed that Purchaser make a cash tender offer to acquire all shares of the issued and outstanding common stock, U.S. $1.00 par value, of the Company (the "COMPANY COMMON STOCK") for U.S. $35.00 per share, net to the seller in cash;

                  WHEREAS, Parent, Purchaser and certain holders of Company Common Stock are contemporaneously with the execution of this Agreement entering into separate Transaction Support Agreements, the form of which is attached hereto as Exhibit A (collectively, the "TRANSACTION SUPPORT AGREEMENTS"); and

                  WHEREAS, also in furtherance of such acquisition, the Boards of Directors of each of Purchaser and the Company have approved this Agreement and the transactions contemplated hereby, including the merger of Purchaser with and into the Company, with the Company as the surviving corporation, following the Offer (as hereinafter defined) and the Board of Directors of the Company has also taken such action as is necessary to render inapplicable to this Agreement and the Transaction Support Agreements and the transactions contemplated hereby and thereby the provisions of Article TENTH of the Company's Certificate of Incorporation.

                  NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

                           SECTION 1.1       DEFINITIONS. When used in this
Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

                  "ACQUISITION AGREEMENT" shall have the meaning set forth in
Section 8.5(b).

                  "AFFILIATE" of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that for the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or, otherwise.

                  "AGREEMENT" shall have the meaning set forth in the preamble hereto.

                  "ANTITRUST AUTHORITIES" shall have the meaning set forth in
Section 8.6(d).

                  "ANTITRUST LAW" shall have the meaning set forth in Section 8.6(d).

                  "BALANCE SHEET" means the audited balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2001.

                  "BANCO POPULAR LOAN AGREEMENTS" means that certain U.S. $5.9 million Credit Agreement between the Company and Banco Popular de Puerto Rico, dated December 28, 2001 and that certain U.S. $15.6 million Credit Agreement between the Company and Banco Popular de Puerto Rico, dated August 10, 2001.

                  "BUSINESS DAY" means any day other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

                  "CERTIFICATE OF MERGER" shall have the meaning set forth in
Section 3.1(b).

                  "CERTIFICATES" shall have the meaning set forth in Section 4.2(b).

                  "CLEANUP" shall have the meaning set forth in Section 6.16.

                  "CLOSING" shall have the meaning set forth in Section 3.5.

                  "CLOSING DATE" shall have the meaning set forth in Section
3.5.

                  "CODE" shall mean the Internal Revenue Code of 1986, as may be amended from time to time.

                  "COMPANY" shall have the meaning set forth in the preamble hereto.

                  "COMPANY BENEFIT PLANS" shall have the meaning set forth in
Section 6.11(a).

                  "COMPANY'S BOARD OF DIRECTORS" shall have the meaning set forth in Section 2.1(a).

                  "COMPANY BUDGET" shall have the meaning set forth in Section 8.2(b).

                  "COMPANY COMMON STOCK" shall have the meaning set forth in the recitals hereof.

                  "COMPANY DISCLOSURE SCHEDULE" shall have the meaning set forth in Section 5.1.

                  "COMPANY EMPLOYEES" shall have the meaning set forth in
Section 8.9(c).

                  "COMPANY MATERIAL ADVERSE EFFECT" shall mean (i) a material adverse effect on the ability of the Company to perform in all respects its obligations under this Agreement or to consummate the transactions contemplated hereby, (ii) a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (iii) as to matters which can reasonably be quantified in economic terms, any effect which has resulted in or would be reasonably expected to result in, with respect to the Company and its Subsidiaries, taken as a whole, a diminution or decrease in the value of properties or assets, an increase in liabilities or obligations (whether accrued, contingent or otherwise), an adverse change in the cash flows, business or financial condition, or any combination thereof involving, individually or in the aggregate, with respect to all applicable representations or warranties, more than U.S. $15 million; provided, that, in calculating such amount, any amounts which are included in the "baskets" set forth in (1) clause (iii) of the last sentence of Section 6.5(c), (2) the first sentence of Section 6.8, (3) Section 6.23(a) and (4) Section 8.2(b)(11)(E) will be included in the determination of whether such U.S. $15 million amount is exceeded, or (iv) a material adverse effect on the long-term ability of the Company and its Subsidiaries, taken as a whole, to continue their operations or to obtain their required supply of raw materials or other production inputs; provided, however, that any effect relating to (a) any changes or developments in the economy in general, the cement, ready mix or construction industries in Puerto Rico generally or effects of weather or meteorological events or acts of terrorism or war, provided, that the Company and its Subsidiaries are not affected by such changes or effects in a materially disproportionate manner as compared to other companies in such industries in Puerto Rico, or (b) the negotiation, announcement, execution, delivery, consummation or anticipation of the transactions contemplated by, or compliance with, this Agreement and the transactions contemplated hereby, shall be excluded for purposes of determining whether a Company Material Adverse Effect has occurred.

                  "COMPANY PREFERRED STOCK" shall mean that preferred stock of the Company having a par value of five dollars ($5.00) per share as authorized by the Company's Certificate of Incorporation.

                  "COMPANY SEC REPORTS" shall mean all forms, reports, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, filed by the Company or any of its Subsidiaries with the SEC since December 31, 1999.

                  "COMPANY SHAREHOLDER APPROVAL" shall mean the approval of this Agreement and the Merger at the Company Shareholder Meeting by the holders of a majority of all outstanding shares of Company Common Stock, voting as one class, with each share having one vote.

                  "COMPANY SHAREHOLDER MEETING" shall have the meaning set forth in Section 8.3(a).

                  "CONFIDENTIALITY AGREEMENT" shall mean the confidentiality agreement between the Company and Cemex, Inc., dated May 24, 2002.

                  "CONSUMMATION OF THE OFFER" shall mean the acceptance for payment of shares of Company Common Stock by Purchaser pursuant to the Offer, in accordance with the terms of this Agreement.

                  "CONTRACTS" shall have the meaning set forth in Section 6.4.

                  "CURE PERIOD" shall have the meaning set forth in Section 2.1(a).

                  "DISSENTING SHAREHOLDERS" shall have the meaning set forth in
Section 4.1(c).

                  "EFFECTIVE TIME" shall have the meaning set forth in Section 3.1(b).

                  "ENVIRONMENTAL CLAIMS" shall have the meaning set forth in
Section 6.16.

                  "ENVIRONMENTAL LAWS" shall have the meaning set forth in
Section 6.16.

                  "ERISA" shall have the meaning set forth in Section 6.11.

                  "ERISA AFFILIATE" shall have the meaning set forth in Section 6.11.

                  "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "FINANCIAL STATEMENTS" means the audited and unaudited financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Reports.

                  "FOREIGN PLAN" shall have the meaning set forth in Section
6.11.

                  "GAAP" shall mean generally accepted accounting principles of the United States of America, as in effect from time to time.

                  "GOVERNMENTAL AUTHORITY" shall have the meaning set forth in
Section 6.4.

                  "HAZARDOUS MATERIALS" shall have the meaning set forth in
Section 6.16.

                  "HSR ACT" shall have the meaning set forth in Section 6.4.

                  "INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 8.7(a).

                  "INDEPENDENT DIRECTORS" shall have the meaning set forth in
Section 2.3(a).

                  "INITIAL EXPIRATION DATE" shall have the meaning set forth in
Section 2.1(a).

                  "INTELLECTUAL PROPERTY RIGHTS" shall have the meaning set forth in Section 6.14.

                  "ISSUANCE OBLIGATION" shall have the meaning set forth in
Section 6.3(a).

                  "JOINT PRESS RELEASE" shall have meaning set forth in Section 2.1(b).

                  "KNOWLEDGE" shall mean, when used in any representation, warranty or covenant of the Company contained herein, the actual or deemed knowledge (as defined below) of the individuals listed on Schedule 1.1 hereto. For purposes hereof, each such individual shall be deemed to have knowledge of any item, matter, fact, occurrence, circumstance or condition which such individual should have known through the exercise of reasonable care or after reasonable inquiry.

                  "LANDLORD LEASES" shall have the meaning set forth in Section 6.9(b).

                  "LAWS" shall have the meaning set forth in Section 6.4.

                  "LIENS" shall mean all security interests, liens, claims, pledges, options, rights of first refusal, charges or other encumbrances of any nature or any other similar limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided under applicable U.S. federal, state or Puerto Rico securities Laws).

                  "MATERIAL CONTRACT" shall have the meaning set forth in
Section 6.20(a).

                  "MEASUREMENT DATE" shall mean the first to occur of (a) the date upon which Parent first designates one or more directors of the Company pursuant to Section 2.3(a) and (b) the date upon which the Effective Time occurs.

                  "MERGER" shall have the meaning set forth in Section 3.1(a).

                  "MERGER CONSIDERATION" shall have the meaning set forth in
Section 4.1(c).

                  "MINIMUM CONDITION" shall have the meaning set forth in
Section 2.1(a).

                  "NLRB" shall have the meaning set forth in Section 6.11.

                  "OFFER" shall have the meaning set forth in Section 2.1(a).

                  "OFFER DOCUMENTS" shall have the meaning set forth in Section 2.1(c).

                  "OFFER PRICE" shall have the meaning set forth in Section 2.1(a).

                  "OFFER TO PURCHASE" shall have the meaning set forth in
Section 2.1(a).

                  "ORDERS" shall have the meaning set forth in Section 6.4.

                  "PARENT" shall have the meaning set forth in the preamble hereto.

                  "PARENT DESIGNEES" shall have the meaning set forth in
Section 2.3.

                  "PARENT DISCLOSURE SCHEDULE" shall have the meaning set forth in Section 5.1.

                  "PARENT MATERIAL ADVERSE EFFECT" shall mean any event, change, occurrence, effect, fact or circumstance that is materially adverse to the ability of Parent or Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

                  "PAYING AGENT" shall have the meaning set forth in Section 4.2(a).

                  "PBGC" shall have the meaning set forth in Section 6.11.

                  "PERMITS" shall have the meaning set forth in Section
6.10(b).

                  "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company, any other entity, a group and a government or other department or agency thereof.

                  "PONCE" shall have the meaning set forth in Section 6.26.

                  "PONCE DEBTORS" shall have the meaning set forth in Section 6.26.

                  "PONCE LOAN COMMITMENTS" shall have the meaning set forth in
Section 6.26.

                  "PONCE LOAN DOCUMENTS" shall have the meaning set forth in
Section 6.26.

                  "PONCE LOANS" shall have the meaning set forth in Section
6.26.

                  "PRGCL" shall mean the General Corporation Law of the Commonwealth of Puerto Rico, as currently in effect and as amended from time to time.

                  "PROXY STATEMENT" shall have the meaning set forth in Section 8.3(b).

                  "PUERTO RICO" shall mean the Commonwealth of Puerto Rico.

                  "PURCHASER" shall have the meaning set forth in the preamble hereto.

                  "QUALIFIED PERSON" shall have the meaning set forth in
Section 2.3(a).

                  "REJECTION PERIOD" shall have the meaning set forth in
Section 2.1(a).

                  "RELEASE" shall have the meaning set forth in Section 6.16.

                  "RETURNS" shall have the meaning set forth in Section
6.13(a).

                  "SCHEDULE 14D-9" shall have the meaning set forth in Section 2.2(c).

                  "SCHEDULE TO" shall have the meaning set forth in Section 2.1(c).

                  "SEC" shall mean the U.S. Securities and Exchange Commission.

                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                  "SUBSEQUENT AMENDMENT" shall have the meaning set forth in
Section 2.1.

                  "SUBSIDIARY" with respect to a Person shall mean (x) any partnership of which such Person or any of its Subsidiaries is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership) or (y) any other entity in which such Person together with any of its Subsidiaries owns or has the power to vote more than 50% of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

                  "SUFFICIENT FUNDS" shall have the meaning set forth in
Section 7.8.

                  "SUPERIOR PROPOSAL" shall have the meaning set forth in
Section 8.5(a).

                  "SURVIVING CORPORATION" shall have the meaning set forth in
Section 3.1(a).

                  "TAKEOVER PROPOSAL" shall have the meaning set forth in
Section 8.5(a).

                  "TAXES" shall have the meaning set forth in Section 6.13(a).

                  "TENANT LEASES" shall have the meaning set forth in Section 6.9(b).

                  "TERMINATION DATE" shall mean ninety days following commencement of the Offer; provided, however, that if the condition provided for in clause (a) (ii) of Annex I shall not have been satisfied on or prior to such date, then the Termination Date shall be extended until ten Business Days after such condition has been satisfied, but in no event shall the Termination Date be extended beyond one hundred and eighty days following commencement of the Offer.

                  "TERMINATION FEE" shall have the meaning set forth in Section 10.3.

                  "THIRD PARTY ACQUISITION EVENT" shall have the meaning set forth in Section 10.3.

                  "U.S.$" shall mean United States dollars.

                  "VOTING DEBT" shall have the meaning set forth in Section 6.3(a).

                  "WARN ACT" shall have the meaning set forth in Section
6.22(c).

                                   ARTICLE II
                                   THE OFFER

                           SECTION 2.1       THE OFFER.

                  (a) Provided that this Agreement shall not have been terminated pursuant to Section 10.1 hereof, as promptly as reasonably practicable, but in no event later than fifteen Business Days following the public announcement of the terms of this Agreement (which public announcement shall occur no later than the first Business Day following the execution of this Agreement), Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer (as it may be amended from time to time as permitted by this Agreement, the "OFFER") to purchase all of the shares of Company Common Stock issued and outstanding at a price of U.S. $35.00 per share, net to the seller in cash (such price, or such higher price per share of Company Common Stock as may be paid in the Offer, being referred to herein as the "OFFER PRICE"). The obligation of Purchaser to accept for payment and pay for shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the condition that there shall be validly tendered (other than by guaranteed delivery where actual delivery has not occurred) in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of shares of Company Common Stock that, together with the shares of Company Common Stock then owned by Parent and/or Purchaser, represents at least a majority of the shares of Company Common Stock outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights to acquire, and securities exercisable or convertible into, Company Common Stock, whether or not exercised or converted at the time of determination) (the "MINIMUM CONDITION") and to the satisfaction or waiver by Purchaser as permitted hereunder of the other conditions set forth in Annex I hereto. The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") and the related letter of transmittal, each in form reasonably satisfactory to the Company, containing the terms set forth in this Agreement and the conditions set forth in Annex I. Parent and Purchaser agree that the Offer to Purchase will state at least in the summary term sheet and in appropriate places in the Offer to Purchase that "Purchaser's obligation to purchase shares of Company Common Stock under the Offer is not conditioned on any financing arrangements or subject to any financing condition." Without limiting the foregoing, effective upon Consummation of the Offer, the holder of such Company Common Stock will sell and assign to Purchaser all right, title and interest in and to all of the shares of Company Common Stock tendered (including, but not limited to, such holder's right to any and all dividends and distributions, if any, with a record date before, and a payment date after, the scheduled or extended expiration date).

                  Purchaser expressly reserves the right, subject to compliance with the Exchange Act, to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that, without the prior written consent of the Company, which consent must be expressly authorized by the board of directors of the Company (the "COMPANY'S BOARD OF DIRECTORS"), (i) the Minimum Condition may not be waived or changed and (ii) no change may be made that changes the form of consideration to be paid, decreases the Offer Price, decreases the number of shares of Company Common Stock sought in the Offer, adds to or modifies any of the conditions to the Offer set forth in Annex I, makes any other change in the terms of the Offer that is materially adverse to the holders of the Company Common Stock or (except as provided in the next sentence) changes the expiration date of the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the expiration date of the Offer beyond the Initial Expiration Date, (i) if, immediately before the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or, to the extent permitted, waived, until such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable Law or (iii) for up to 10 additional business days in increments of not more than two business days each (but in no event beyond the Termination Date), if, immediately prior to the scheduled or extended expiration date of the Offer, the Company Common Stock tendered and not withdrawn pursuant to the Offer constitutes more than 80% and less than 90% of the outstanding Company Common Stock, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer; provided, that in the case of any extension under clause (iii), Parent or Purchaser may not thereafter assert the failure of any of the conditions provided for in clause (b)(ii) of Annex I or, for purposes of clause
(b)(iii) or (c) of Annex I, a Company Material Adverse Effect or a material breach of a representation or warranty, in each such case, by reason of an event other than a knowing, intentional breach of a covenant by the Company occurring after the initial extension under clause (iii). In addition, Purchaser shall at the request of the Company extend the Offer for a period of time sufficient to provide the applicable Cure Period to the Company in the event of a breach by the Company of a representation, warranty, covenant or other agreement of the Company under this Agreement which breach, in the reasonable judgment of Parent, is capable of being cured during the applicable Cure Period, provided that, at the time of the then scheduled expiration of the Offer, all other conditions to the Offer have been satisfied or waived; and provided, further, that Purchaser shall not be required to extend the Offer for any Cure Period if the Company shall fail to give to Parent notice of its Knowledge of any such breach of a representation, warranty, covenant or agreement within four Business Days of its receipt of such Knowledge. For purposes of this Agreement, "CURE PERIOD" shall mean thirty days from the date on which the Company has Knowledge of a breach by the Company of a representation, warranty, covenant or other agreement under this Agreement, provided that in the event that the Company first has Knowledge of a breach by the Company of a representation, warranty, covenant or other agreement under this Agreement after the Initial Expiration Date, the Cure Period with respect to such breach shall not extend beyond the then-scheduled expiration date of the Offer; and "INITIAL EXPIRATION DATE" shall mean 12:00 midnight Eastern time on the date that is the twentieth Business Day from the commencement date of the Offer in accordance with Rule 14d-2 under the Exchange Act.

                  If any of the conditions to the Offer (other than those set forth in clause (c) of Annex I) is not satisfied or waived on any scheduled or extended expiration date of the Offer, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer, if such condition or conditions could reasonably be expected to be satisfied, from time to time until such conditions are satisfied or waived; provided, that Purchaser shall not be required to extend the Offer beyond the earlier to occur of (x) the Termination Date or (y) in the event that it has become publicly known that any Takeover Proposal or amended Takeover Proposal has been made, the expiration of the applicable Rejection Period therefor without such Takeover Proposal or amended Takeover Proposal being publicly rejected by the Company at or prior to the time of such expiration. For the purposes of this Agreement, "REJECTION PERIOD" shall mean (i) with respect to any Takeover Proposal, ten Business Days after the earlier of the time of receipt by the Company of such Takeover Proposal or such time as the Takeover Proposal has become publicly known; (ii) with respect to an amendment to such Takeover Proposal, two Business Days after the earlier of the time of receipt of such amended Takeover Proposal or such time as the amended Takeover Proposal has become publicly known; and (iii) with respect to any subsequent amendment to such Takeover Proposal (a "SUBSEQUENT AMENDMENT"), twenty-four hours after the earlier of the time of receipt of such subsequently amended Takeover Proposal or such time as the subsequently amended Takeover Proposal has become publicly known; provided that any Takeover Proposal made by any Person, any Affiliate of such Person, or group of Persons or their respective Affiliates shall not be deemed to be a new Takeover Proposal if such Person, Affiliate of such Person or member of a group with such Person or their respective Affiliates previously has made a Takeover Proposal. Subject to the foregoing and upon the terms and subject to the conditions of the Offer, Purchaser shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer (or as required by Rule 14d-11 under the Exchange Act), all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer. In addition, if, at the scheduled or extended expiration date of the Offer, the Minimum Condition has been satisfied but Company Common Stock tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the outstanding Company Common Stock, without the consent of the Company, Purchaser shall have the right, after it has accepted and paid for all of the Company Common Stock tendered in the initial offer period, to provide for a "subsequent offering period" (as contemplated by Rule 14d-11 under the Exchange Act) for up to 20 Business Days after Purchaser's acceptance for payment of the shares of Company Common Stock then tendered and not withdrawn pursuant to the Offer. During any such subsequent offering period, Purchaser shall immediately accept for payment and promptly pay for all shares of Company Common Stock as they are tendered pursuant to the Offer in accordance with Rule 14d-11 under the Exchange Act.

                  (b) No later than the first Business Day following execution of this Agreement, and subject to the conditions of this Agreement, Parent shall issue a joint press release with the Company (the "JOINT PRESS RELEASE") regarding this Agreement and its intent to make the Offer and shall file with the SEC the Joint Press Release, under cover of Schedule TO, indicating on the front of such Schedule TO that such filing contains pre-commencement communications.

                  (c) As soon as practicable on the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto and including the exhibits thereto, the "SCHEDULE TO") with respect to the Offer. The Schedule TO will include or incorporate by reference as exhibits the Offer to Purchase and forms of the letter of transmittal and summary advertisement and all other ancillary documents (collectively, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Parent and Purchaser will take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable federal securities Laws. Parent, Purchaser and the Company each agree promptly to correct any information provided by it for use in the

Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws including applicable SEC rules and regulations thereunder. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to their being filed with the SEC or disseminated to the holders of shares of Company Common Stock. In conducting the Offer, Parent and Purchaser shall comply in all material respects with the provisions of the Exchange Act and any other applicable Law. Purchaser and Parent also agree to provide the Company and its counsel in writing with any comments Purchaser, Parent or their counsel may receive from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after the receipt of such comments and shall consult with and provide the Company and its counsel a reasonable opportunity to review and comment on the response of Purchaser to such comments prior to responding.

                           SECTION 2.2       COMPANY ACTION.

                  (a) The Company hereby approves of and consents to the Offer and represents that the Company's Board of Directors, at a meeting duly called and held, has, by the unanimous vote of all directors present, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to the Company's shareholders and are advisable and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the PRGCL and has also taken such action as is necessary to render inapplicable to this Agreement and the Transaction Support Agreements and the transactions contemplated hereby and thereby the provisions of Article TENTH of the Company's Certificate of Incorporation and (iii) resolved to recommend acceptance of the Offer and, to the extent required by applicable Law, approval and adoption of this Agreement and the Merger by its shareholders. The Company further represents that UBS Warburg, L.L.C. ("UBS WARBURG") has delivered to the Company's Board of Directors its oral opinion (to be promptly confirmed in writing) that the consideration to be paid in the Offer and the Merger is fair to the holders of shares of Company Common Stock (other than Parent or any of its Affiliates) from a financial point of view. The Company has not been advised by any of its directors or executive officers who own shares of Company Common Stock that such director or executive officer does not intend to tender his or her shares of Company Common Stock pursuant to the Offer. In connection with the Offer, the Company will, or will cause its transfer agent to, promptly furnish Parent with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists in the Company's possession or control of securities positions of shares of Company Common Stock held in stock depositories, in each case as of a recent date, and will provide to Parent such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Subject to the requirements of applicable Laws, and, except for such steps as are necessary to disseminate the Schedule TO and the Offer Documents and any other documents necessary to consummate the Offer and the transactions contemplated by this Agreement, Parent and Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, shall, upon request, destroy all copies of such information then in their possession (and certify such destruction to the Company), except to the extent that such information can be shown to have been previously known on a nonconfidential basis by Parent or Purchaser, in the public domain through no fault of Parent or Purchaser or later Lawfully acquired by Parent or Purchaser on a nonconfidential basis.

                  (b) Not later than the first Business Day following execution of this Agreement and subject to the conditions of this Agreement, the Company shall issue the Joint Press Release with Parent and shall file with the SEC the Joint Press Release, under cover of Schedule 14D-9, indicating on the front of such Schedule 14D-9 that such filing contains pre-commencement communications.

                  (c) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws, a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that shall reflect the recommendations of the Company's Board of Directors referred to in Section 2.2(a) above. The Company, Parent and Purchaser each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. The Company also agrees to provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with and provide Parent and its counsel a reasonable opportunity to review and comment on the response of the Company to such comments prior to responding.

                           SECTION 2.3       DIRECTORS.

                  (a) Promptly upon Consummation of the Offer, Parent shall be entitled to designate for appointment or election to the Company's Board of Directors, upon written notice to the Company, such number of directors, rounded up to the next whole number, on the Company's Board of Directors such that the percentage of its designees on the Board shall equal the percentage of the outstanding shares of Company Common Stock owned of record or beneficially by Parent and its direct or indirect Subsidiaries (the "PARENT DESIGNEES"). In connection with the foregoing, the Company has taken all action reasonably necessary to permit the Parent Designees to (i) be elected to the Company's Board of Directors promptly following Consummation of the Offer, including without limitation, increasing the size of the Company's Board of Directors and obtaining the resignation of such number of its current directors as is necessary to give effect to the foregoing provision and (ii) constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (A) each committee of the Company's Board of Directors, (B) each board of directors (or similar body) of each Subsidiary of the Company and (C) each committee (or similar body) of each such board. Notwithstanding the foregoing, until the Effective Time, the Company's Board of Directors shall have at least three directors who are directors of the Company on the date of this Agreement and who are not officers of the Company or any of its Subsidiaries (the "INDEPENDENT DIRECTORS"); provided, however, that (x) notwithstanding the foregoing, in no event shall the requirement to have at least three Independent Directors result in Parent's designees constituting less than a majority of the Company's Board of Directors unless Parent shall have failed to designate a sufficient number of Persons to constitute at least a majority and (y) if the number of Independent Directors shall be reduced below three for any reason whatsoever (or if immediately following Consummation of the Offer there are not at least three then-existing directors of the Company who (1) are Qualified Persons (as defined below) and
(2) are willing to serve as Independent Directors), then the number of Independent Directors required hereunder shall be reduced to equal the number of then-serving Independent Directors, unless the remaining Independent Director or Independent Directors are able to identify a person or persons, as the case may be, who are not officers or Affiliates of the Company, Parent or any of their respective Subsidiaries (any such person being referred to herein as a "QUALIFIED PERSON") willing to serve as an Independent Director, in which case such remaining Independent Director or Independent Directors shall be entitled (but not required) to designate any such Qualified Person or Persons to fill such vacancies, and such designated Qualified Person shall be deemed to be an Independent Director for purposes of this Agreement, or if no Independent Directors then remain, the other Directors shall be entitled (but not required) to designate three Qualified Persons to fill such vacancies, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

                  The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.3(a), including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 (which the Company shall mail together with the Schedule 14D-9 if it receives from Parent and Purchaser the information below on a basis timely to permit such mailing) as is necessary to enable the Parent Designees to be elected to the Company's Board of Directors. The Company's obligations to appoint the Parent Designees to the Company's Board of Directors shall be subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent or Purchaser shall supply the Company in writing any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1 as is necessary in connection with the appointment of any of Parent's designees under this Section 2.3(a). The provisions of this Section 2.3(a) are in addition to and shall not limit any rights that Purchaser, Parent or any of their Affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of Law with respect to the election of directors or otherwise.

                  (b) Following the election or appointment of Parent's designees pursuant to Section 2.3(a), the approval by affirmative vote or written consent by a majority of the Independent Directors then in office (or, if there shall be only one Independent Director then in office, the Independent Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall be required or permitted to authorize) (i) any amendment or termination of this

Agreement by the Company, (ii) any extension of time for performance of any obligation or action hereunder by Parent or Purchaser or (iii) any waiver or exercise of any of the Company's rights under this Agreement. Any action that requires approval by the Independent Directors shall be deemed to be approved by a majority of the Independent Directors if there is no Independent Director and such action is approved by the Company's Board of Directors.

                           SECTION 2.4       MERGER WITHOUT MEETING OF
SHAREHOLDERS. If following Consummation of the Offer (or any subsequent offering period), Purchaser owns at least 90% of the outstanding shares of Company Common Stock, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the Company Shareholder Meeting, in accordance with Section 3053 of the PRGCL.

                                  ARTICLE III
                         THE MERGER AND RELATED MATTERS

                           SECTION 3.1       THE MERGER.

                  (a) Upon the terms and subject to the conditions of this Agreement, in accordance with the PRGCL, at the Effective Time the Company and Purchaser shall consummate a merger (the "MERGER") pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease and (ii) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") and shall continue its corporate existence under the Laws of the Commonwealth of Puerto Rico.

                  (b) Upon the terms and subject to the conditions of this Agreement, on the date of the Closing (or on such other date as Parent and the Company may agree), Parent, Purchaser and the Company shall file with the Department of State of Puerto Rico a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") executed and acknowledged in accordance with the relevant provisions of the PRGCL, and shall make all other filings or recordings required under the PRGCL. The Merger shall become effective on the later of the date on which the Certificate of Merger has been duly filed with the Department of State of Puerto Rico or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "EFFECTIVE TIME."

                  (c) From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 3059 of the PRGCL.

                           SECTION 3.2       CERTIFICATE OF INCORPORATION OF
THE SURVIVING CORPORATION. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until such time that the Certificate of Incorporation is amended thereafter in accordance with the PRGCL and subject to Section 8.7(a) hereof.

                           SECTION 3.3       BY-LAWS OF THE SURVIVING
CORPORATION. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the

Surviving Corporation until such time that the By-Laws are amended thereafter in accordance with the PRGCL and subject to Section 8.7(a) hereof.

                           SECTION 3.4       DIRECTORS AND OFFICERS OF THE
SURVIVING CORPORATION. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the PRGCL and the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the earlier of their resignation or the next annual shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until the earlier of their resignation or their respective successors shall be duly elected or appointed and qualified.

                           SECTION 3.5       CLOSING. The closing of the Merger
(the "CLOSING") shall take place at 10:00 a.m., local time, on a date to be specified by the parties, or, if no such date is specified, on the second Business Day after satisfaction or, to the extent permitted by applicable Law, waiver by the applicable parties, of all of the conditions set forth in Article IX hereof (the "CLOSING DATE"), at a location to be mutually agreed to by the Company and Parent.

                           SECTION 3.6       SUBSEQUENT ACTIONS. If at any time
after the Effective Time the Surviving Corporation determines that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser vested or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such entity or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE IV
                            CONVERSION OF SECURITIES

                           SECTION 4.1       CONVERSION OF CAPITAL STOCK. As of
the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or any shares of capital stock of Purchaser:

                  (a) Purchaser Capital Stock. Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Purchaser-Owned Stock. All shares of Company Common Stock that are owned by the Company, any Subsidiary of the Company, Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (c) Exchange of Shares of Company Common Stock. Each share of Company Common Stock (other than shares to be cancelled in accordance with Section 4.1(b) and any shares that are held by shareholders exercising appraisal rights pursuant to Section 3062 of the PRGCL ("DISSENTING SHAREHOLDERS")) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash, payable to the holder thereof, without interest (the "MERGER CONSIDERATION"), upon surrender of the certificate formerly representing such share in the manner provided in Section 4.2. All such shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 4.2, without interest.

                           SECTION 4.2       EXCHANGE OF CERTIFICATES.

                  (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company organized under the Laws of the United States or any state thereof and located therein reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "PAYING AGENT") to receive in trust the funds to which holders of such shares shall become entitled pursuant to Section 4.1(c). At the Effective Time, Parent shall deposit with the Paying Agent cash in U.S. dollars in an amount sufficient to pay the Merger Consideration as provided herein. The Paying Agent shall invest such funds as directed by the Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the Company's shareholders pursuant to this Article IV. Parent and the Surviving Corporation shall replace any monies lost through an investment made pursuant to this Section 4.2. Any interest and other income resulting from such investments shall be the exclusive property of and shall be paid promptly to the Parent.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"), whose shares were converted pursuant to Section 4.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 4.2. The right of any shareholder to receive the Merger Consideration shall be subject to and reduced by any applicable withholding Tax obligation.

                  (c) Transfer Books; No Further Ownership Rights in the Shares of Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article IV except as otherwise provided by Law.

                  (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                           SECTION 4.3       APPRAISAL RIGHTS. Notwithstanding
anything in this Agreement to the contrary, if any Dissenting Shareholder shall demand to be paid the fair cash value of such holder's shares of Company Common Stock, as provided in Section 3062 of the PRGCL, such shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration except as provided in this Section 4.3, and the Company shall give Parent notice of any written objections to this Agreement or the Merger under Section 3062 of the PRGCL received by the Company and of any demands received by the Company for the fair cash value of any shares of Company Common Stock and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the Merger Consideration at the Effective Time pursuant to Section 4.1.

                           SECTION 4.4       LOST, STOLEN OR DESTROYED
CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver the Merger Consideration for each of the shares of Company Common Stock represented by such Certificate.

                                   ARTICLE V
                        DISCLOSURE SCHEDULES; STANDARDS
                       FOR REPRESENTATIONS AND WARRANTIES

                           SECTION 5.1       DISCLOSURE SCHEDULES. Prior to the
execution and delivery of this Agreement, the Company has delivered to Parent, and Parent has delivered to the Company, a schedule (in the case of the Company, the "COMPANY DISCLOSURE SCHEDULE," and in the case of Parent, the "PARENT DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which the Company or Parent, as the case may be, desires or is required to make either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of such party's representations, warranties, covenants or agreements contained in
Article VI, in the case of the Company, or Article VII, in the case of Parent and Purchaser, or to one or more of such party's covenants contained in Article
VIII. Notwithstanding anything in this Agreement to the contrary (i) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty (other than the representations and warranties contained in Sections 6.1(a), 6.1(c), 6.1(d), 6.2, 6.3, 6.5, 6.6, 6.7, 6.15,
6.17, 6.18, 6.19, 6.25, 7.1, 7.2, 7.4 and 7.5) if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (ii) the mere inclusion of an item in a Disclosure Schedule in response to an express disclosure requirement or as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item is material or represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.

                           SECTION 5.2       STANDARDS. No representation or
warranty of the Company contained in Article VI (other than the representations and warranties contained in Sections 6.1(a), 6.1(c), 6.1(d), 6.2, 6.3, 6.5, 6.6, 6.7, 6.15, 6.17, 6.18, 6.19 and 6.25) or of Parent and Purchaser in
Article VII (other than the representations and warranties contained in Sections 7.1, 7.2, 7.4 and 7.5) shall be deemed untrue or incorrect for any purpose under this Agreement or the

Offer and no party hereto shall be deemed to have breached any such representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any such representations or warranties contained in Article VI, in the case of the Company, or Article VII, in the case of Parent and Purchaser, has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.

                                   ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to, and covenants and agrees with, Parent and Purchaser as set forth below in this Article VI. Each exception set forth in the Company Disclosure Schedule and each other response to this Agreement set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement.

                           SECTION 6.1       DUE ORGANIZATION, GOOD STANDING
AND POWER.

                  (a) The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and each such Person has all requisite corporate (or partnership, or limited liability company as applicable) power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  (b) The Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which such qualification is required.

                  (c) The Company has made available to Parent true, complete and correct copies of the Certificate of Incorporation and By-Laws of the Company, in each case as amended (if so amended) to the date of this Agreement, and has made available the certificates or articles of incorporation and by-laws or other organizational documents of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement.

                  (d) The respective certificates or articles of incorporation and by-laws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries. Section 6.1(d) of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization and identifies the Company's (direct or indirect) percentage of equity ownership therein.

                           SECTION 6.2       AUTHORIZATION AND VALIDITY OF
AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, if necessary, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Company's Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, other than obtaining the Company Shareholder Approval, if necessary, and the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by each of Parent and Purchaser, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                           SECTION 6.3       CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 2,000,000 shares of Company Preferred Stock. As of March 31, 2002, (i) 5,148,474 shares of Company Common Stock were issued and outstanding, (ii) zero shares of Company Preferred Stock were issued and outstanding and (iii) 851,526 shares of Company Common Stock were held by the Company in its treasury. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free from preemptive rights. There are no outstanding or authorized options, warrants, rights, subscriptions, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to shares of capital stock or other equity interests of the Company or any of its Subsidiaries, pursuant to which the Company or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries (each an "ISSUANCE OBLIGATION"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities the holders of which have the right to vote) with the shareholders of the Company on any matter ("VOTING DEBT"). There are no restrictions (other than restrictions under state corporation statutes or similar Laws) of any kind which prevent or restrict the payment of dividends by the Company or any of its Subsidiaries and there are no limitations or restrictions (other than restrictions on sales or other dispositions under federal, state or Puerto Rico securities Laws) on the right to sell or otherwise dispose of such capital stock or other ownership interests.

                  (b) All of the issued and outstanding shares of capital stock of each Subsidiary are beneficially owned by the Company, directly or indirectly, and all such shares are validly issued, fully paid and nonassessable and free from preemptive rights. No Subsidiary of the Company has outstanding Voting Debt and there are no obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Subsidiaries or any capital stock of, or other ownership interests in, any of its Subsidiaries.

                  (c) Except for the Company's interest in its Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity which is material to the Company and its Subsidiaries, taken as a whole.

                  (d) No indebtedness of the Company or any of its Subsidiaries contains any restriction upon (i) the prepayment of any indebtedness of the Company or its Subsidiaries, (ii) the incurrence of indebtedness by the Company or its Subsidiaries or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on the properties or assets of the Company or its Subsidiaries.

                           SECTION 6.4       CONSENTS AND APPROVALS; NO
VIOLATIONS. Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and any similar filings as may be required pursuant to Puerto Rico or other Law, are made and the waiting periods thereunder (if applicable) have been terminated or expired,
(ii) the prior notification, reporting, approval or consent requirements of other antitrust or competition Laws as may be applicable are satisfied and any antitrust filings/notifications that must or may be effected in countries having jurisdiction are made and any applicable waiting periods thereunder have been terminated or expired, (iii) the applicable requirements of the Exchange Act are met, (iv) the requirements under any applicable foreign, state or Puerto Rico securities or blue sky Laws are met, (v) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the PRGCL, are made, and (vi) in the case of this Agreement and the Merger, the Company Shareholder Approval is received if necessary, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the changes in the composition of the Company's Board of Directors) and the performance by the Company of its obligations hereunder and the performance of the Transaction Support Agreements do not and will not: (A) violate or conflict with any provision of the Company's Certificate of Incorporation (including Article TENTH thereof) or the Company's By-Laws or the comparable governing documents of any of its Subsidiaries; (B) cause the Company to violate or conflict with
(x) any United States federal, state, foreign or Puerto Rico statute, law, ordinance, rule or regulation (together, "LAWS") or (y) any order, judgment, decree or writ (together, "ORDERS") of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, Puerto Rico, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "GOVERNMENTAL AUTHORITY") or (z) any Permit, in each case, applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (C) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority by the Company; or (D) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, understanding, arrangement, lease or other instrument, whether written or oral, ("CONTRACTS") to which the Company or any of its Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound. There are no third-party consents or approvals required to be obtained by the Company under the Contracts prior to the consummation of the transactions contemplated by this Agreement.

                           SECTION 6.5       COMPANY REPORTS AND FINANCIAL
STATEMENTS.

                  (a) Since December 31, 1999, the Company and, to the extent applicable, its Subsidiaries, have filed all forms, reports and documents (including exhibits and all other information incorporated therein) with the SEC required to be filed by it pursuant to the federal securities Laws and the SEC rules and regulations thereunder, and all forms, reports, schedules, registration statements and other documents filed with the SEC by the Company and, to the extent applicable, its Subsidiaries have complied in all material respects with all applicable requirements of the federal securities Laws, including the SEC rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Parent true, complete and correct copies of all Company SEC Reports filed by the Company and its Subsidiaries with the SEC between December 31, 1999 and the date of this Agreement. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Section 6.5(a) of the Company Disclosure Schedule contains a true, complete and correct copy of all correspondence since December 31, 1999 to date between the Company and the SEC, other than routine transmittal letters.

                  (b) The Financial Statements (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in shareholders' equity and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end adjustments).

                  (c) Except as set forth on the Balance Sheet, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), in each case that is required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries, except for (i) liabilities and obligations incurred in connection with this Agreement and fees and expenses related thereto, and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default in respect of the terms and conditions of any indebtedness or other agreement which would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company has no obligations under any "off-balance sheet" financings or similar transactions, other than such obligations (i) that are specifically disclosed in its reports to the SEC, (ii) that constitute lease transactions entered into in the ordinary course of business, or (iii) that are not specified in clauses (i) or (ii) and do not represent obligations in excess of U.S. $100,000 in the aggregate.

                           SECTION 6.6       INFORMATION TO BE SUPPLIED.

                  (a) Each of the Schedule 14D-9 and the Proxy Statement and the other documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder and will not, on the date of its filing or, in the case of the Proxy Statement, on the date it is mailed to shareholders of the Company and at the time of the Company Shareholder Meeting, and none of the written information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Schedule TO or the Offer Documents will at the time the Schedule TO or the Offer Documents are filed with the SEC and first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                  (b) Notwithstanding the foregoing provisions of this Section 6.6, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the
Schedule 14D-9 based on information supplied by Parent or Purchaser expressly for inclusion or incorporation by reference therein or based on information which is not included in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 7.4.

                           SECTION 6.7       ABSENCE OF CERTAIN EVENTS. Except
as explicitly disclosed in the Company SEC Reports filed prior to the date of this Agreement or as required or expressly permitted by this Agreement, since December 31, 2001 the Company and its Subsidiaries have in all material respects operated their respective businesses only in the ordinary course and there has not occurred (i) any event, change, occurrence, effect, fact, circumstance or condition which would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; and (ii) as of the date hereof, neither the Company nor any of its Subsidiaries has taken any of the actions described in Sections 8.2(b)(1), (2), (3), (5), (6), (7), (8), (9),
(10), (13), (14), (15), (17) or (18).

                           SECTION 6.8       LITIGATION. Other than with
respect to claims that are subject to complete insurance coverage (other than with respect to deductibles pursuant to the Company's insurance policies) pursuant to the Company's general liability, automobile or workers compensation insurance policies and which do not exceed U.S. $25,000 individually or U.S. $250,000 in the aggregate, and except as explicitly disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no investigations, actions, suits or proceedings pending against the Company or its Subsidiaries or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries (or any of their respective properties, rights or franchises), at Law or in equity, or before or by any Puerto Rico, federal, state, local or foreign commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Authority or any arbitrator or arbitration tribunal. The Company does not have Knowledge of any valid basis for any action, proceeding or investigation against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any judgment that has not been satisfied in all respects or any order or decree that remains in effect, which in any such case was entered in any lawsuit or proceeding in which the Company or any of its Subsidiaries was a party.

                           SECTION 6.9       TITLE TO PROPERTIES; ENCUMBRANCES;
LEASES.

                  (a) The Company and each of its Subsidiaries has good, valid and indefeasible title to all of its tangible properties and assets, with full right to convey the same; in each case subject to no Liens, except for (A) Liens reflected in the Balance Sheet, (B) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not detract from the value of, or impair the use of, such property by the Company or any of its Subsidiaries in the operation of their respective businesses and
(C) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith. Neither the Company nor any of its Subsidiaries has granted any options or rights of first refusal or rights of first offer to third parties to purchase or otherwise acquire an interest in any of its tangible properties and assets. All properties and assets reflected in the Balance Sheet have an aggregate fair market and realizable value at least equal to the aggregate value thereof as reflected therein.

                  (b) The Company and each of its Subsidiaries has valid leasehold interests in each of its leased premises (collectively, the "TENANT LEASES"). Each Tenant Lease is in full force and effect, no notice of any default has been delivered by any landlord under any of the Tenant Leases and to the Knowledge of the Company there are no facts which would now or with the giving of notice or the passage of time or both be a default under the terms of any of the Tenant Leases. There are no pending claims by any tenant as to premises leased to tenants by the Company or any of its Subsidiaries (collectively, the "LANDLORD LEASES") and there are no pending claims by such tenants for offsets against rent or other monetary claims made by tenants against the Company or any of its Subsidiaries in its capacity as landlord.

                           SECTION 6.10      COMPLIANCE WITH LAWS. Except with
respect to Taxes, which are the subject of Section 6.13, environmental matters, which are the subject of Section 6.16, employee benefits matters, which are the subject of Section 6.11, and labor matters, which are the subject of Section 6.22, and except as explicitly disclosed in the Company SEC Reports filed prior to the date of this Agreement:

                  (a) The Company and each of its Subsidiaries have complied and are presently complying with all applicable Laws, and neither the Company nor any of its Subsidiaries has received written notification of any asserted present or past failure to so comply.

                  (b) The Company and its Subsidiaries hold, to the extent legally required, all Puerto Rico, federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Authorities (the "PERMITS") that are required for the operation of the respective businesses of the Company and its Subsidiaries as now conducted.

                  (c) Each of the Company's and its Subsidiaries' tangible properties and assets is in material compliance with all applicable Laws, including, without limitation, all Laws with respect to zoning, building, fire and health codes.

                           SECTION 6.11      EMPLOYEE BENEFIT PLANS

                  (a) Section 6.11(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each incentive compensation, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Subsidiary of the Company (the "COMPANY BENEFIT PLANS").

                  (b) With respect to each Company Benefit Plan, the Company has furnished to Buyer a complete and correct copy of each Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under section 401 of the Code.

                  (c) No liability under Title IV of ERISA has been incurred by the Company, any Subsidiary of the Company or any ERISA Affiliate since December 31, 1997 that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a material risk to the Company, any Subsidiary of the Company or any ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due to the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been or will be made when due. Insofar as the representation made in this Section 6.11(c) applies to
Section 4064, 4069 or 4204 of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, any Subsidiary of the Company or any ERISA Affiliate made, or was required to make, contributions during the six-year period ending on the last day of the most recent plan year ended before the date of this Agreement. The PBGC has not instituted proceedings to terminate any Company Benefit Plan and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted. All contributions and premiums required to be paid under (i) the terms of each of the Company Benefit Plans subject to ERISA and (ii) Section 302 of ERISA and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company or an ERISA Affiliate. No Company Benefit Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

                  (d) No Company Benefit Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Company Benefit Plan a plan described in section 4063(a) of ERISA.

                  (e) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code. The administrator of each of the Company Benefit Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a currently effective determination letter from the IRS stating that it is so qualified, and, to the Knowledge of the Company no event has occurred which would adversely affect the Company's ability to rely on such determination. None of the Company, any Subsidiary of the Company, any ERISA Affiliate, any of the Company Benefit Plans, any trust created thereunder, nor to the Company's Knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any Subsidiary of the Company or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code. There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary under any such Company Benefit Plan or otherwise involving any such Company Benefit Plan (other than routine claims for benefits). Neither the Company nor any ERISA Affiliate is a party to any agreement or understanding, whether written or unwritten, with the PBGC, the IRS, the Department of Labor or the Centers for Medicare and Medicaid Services with respect to a Company Benefit Plan.

                  (f) Section 6.11(f) of the Company Disclosure Schedule sets forth (i) each Company Benefit Plan which provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary of the Company for periods extending beyond their retirement or other termination of service, other than (x) coverage mandated by applicable law, (y) death benefits under any "pension plan," or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary) and (ii) any unfunded liability of the Company or and Subsidiary of the Company with respect to each such Company Benefit Plan.

                  (g) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  (h) No "leased employee," as that term is defined in Section 414(n) of the Code, performs services for the Company. The Company has not (i) used the services or workers provided by third party contract labor suppliers, temporary employees, "leased employees," or individuals who have provided services as independent contractors in such a manner as would reasonably be expected to cause such workers to have become eligible to participate in the Company Benefit Plans or (ii) used the services of individuals to an extent that would reasonably be expected to result in the disqualification of any of the Company Benefit

Plans or the imposition of penalties or excise taxes with respect to the Company Benefit Plans by the Internal Revenue Service, the Department of Labor, the PBGC, or any other Governmental Body.

                  (i) With respect to each Company Benefit Plan established or maintained outside of the United States of America primarily for benefit of employees of the Company residing outside the United States of America (a "FOREIGN PLAN"): (i) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Measurement Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

                           SECTION 6.12      BOOKS AND RECORDS. The books of
account, minute books, stock record books and other records of the Company and the Subsidiaries of the Company have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act. The Company has made available to Parent the complete minute books of the Company and its Subsidiaries for all periods after December 31, 1997, and such minute books contain true and correct records of all corporate action taken by the Company's and each of its Subsidiaries' shareholders, Boards of Directors and committees of the Boards of Directors since December 31, 1997, and no meeting of any of such shareholders, the Boards of Directors or such committees has been held for which minutes have not been prepared and are not contained in such minute books.

                           SECTION 6.13      TAXES. Except as explicitly
disclosed in the Company SEC Reports filed prior to the date of this Agreement:

                  (a) The Company and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports for federal income and other Taxes (as hereinafter defined) ("RETURNS") that are required to be filed by, or with respect to, the Company and such Subsidiaries on or prior to the Closing Date. The Returns as filed were true, correct and complete and accurately reflect all liability for Taxes for the periods covered thereby. "TAXES" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all Puerto Rico, federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, and all deficiency assessments, additions to tax, penalties and interest with respect thereto and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify, any Person.

                  (b) All Taxes and liabilities for Taxes of the Company and its Subsidiaries that have become due and payable have been timely paid or fully provided for as a liability on the Financial Statements of the Company and its Subsidiaries (or in the notes thereto) in accordance with GAAP. Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred liability for Taxes other than in the ordinary course of business.

                  (c) No deficiencies for any Taxes have been asserted or assessed against the Company or any of its Subsidiaries, which are not fully reserved for or which are not being contested in good faith by appropriate proceedings. No Governmental Authority is currently conducting a tax audit or investigation with respect to the Company or any of its Subsidiaries, or has asked in writing for an extension or waiver of an applicable statute of limitations. With respect to Taxes or any Return, no power of attorney has been executed by the Company or any of its Subsidiaries. To the Company's Knowledge, there is no dispute or claim concerning any liability for Taxes of the Company or any Company Subsidiary either claimed or raised by any taxing authority in writing.

                  (d) Neither the Company nor any of its Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under Puerto Rico, state, local or foreign Law (other than a group the common parent of which is the Company), or has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of Puerto Rico, state, local or foreign Law as a transferee or successor, by contract or otherwise.

                  (e) All Taxes which the Company or any of its Subsidiaries is (or was) required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                  (f) There are no Tax sharing, allocation, indemnification or similar agreements (in writing) in effect as between the Company, any of its Subsidiaries, or any predecessor or Affiliate of any of them and any other party under which the Company (or any of its Subsidiaries) could be liable for any Taxes of any party other than the Company or any Subsidiary of the Company.

                  (g) Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in a payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (h) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

                  (i) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

                  (j) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due or for which adequate reserves have been established in accordance with GAAP.

                  (k) No unresolved claim that the Company or any of its Subsidiaries is or may be subject to Taxes has been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not pay Taxes or file Returns.

                           SECTION 6.14      INTELLECTUAL PROPERTY. The Company
and its Subsidiaries own, or are validly licensed or otherwise have the right to use in the manner currently used, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "INTELLECTUAL PROPERTY RIGHTS") which are used in the conduct of the business of the Company and its Subsidiaries and the consummation of the transactions contemplated hereby will not alter or impair any Intellectual Property Rights in any respect. No claims are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the Knowledge of the Company, no person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right.

                           SECTION 6.15      BROKERS; SCHEDULE OF FEES AND
EXPENSES. No broker, investment banker, financial advisor or other person, other than UBS Warburg, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The estimated professional fees and expenses incurred and to be incurred by the Company in connection with the Offer, the Merger and the other transactions contemplated hereby (including the fees of UBS Warburg and the fees of the Company's legal counsel) are set forth in Section 6.15 of the Company Disclosure Schedule. The Company has furnished to Parent a true, complete and correct description of the financial details of all agreements between the Company and UBS Warburg relating to the Offer, the Merger and the other transactions contemplated hereby, copies of which have been provided to Parent.

                           SECTION 6.16      ENVIRONMENTAL MATTERS.

                  (a)      Definitions.

                           (i) "Cleanup" means all actions required under Environmental Laws to: (1) cleanup, remove, treat or remediate the Release of Hazardous Materials in the indoor or outdoor environment;
         (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten the indoor or outdoor environment; (3) perform government-required pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any lawful government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of the Release of Hazardous Materials in the indoor or outdoor environment.

                           (ii) "Environmental Claim" means any written claim, action, cause of action, or investigation or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                           (iii) "Environmental Laws" means all applicable written federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

                           (iv) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                           (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                  (b)      Representations and Warranties on Environmental
Matters.

                           (i) The Company is in material compliance with all Environmental Laws (which compliance includes, but is not limited to, the possession by the Company of all material permits and other material governmental authorizations required under Environmental Laws, and material compliance with the terms and conditions thereof). The Company has not received any written communication, whether from a governmental authority, citizens group or employee, alleging that the Company is not in such material compliance, and. to the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future.

                           (ii) No transfers of permits or other governmental authorizations under Environmental Laws, and no additional permits or other governmental authorizations under Environmental Laws, will be required to permit the Buyer to conduct the business of the Company in material compliance with all Environmental Laws immediately following the Effective Time, as conducted by the Company immediately prior to the Effective Time. To the extent that such transfers or additional permits and other governmental authorizations are required, the Company agrees to use its reasonable best efforts to cooperate with the Parent to effect such transfers and obtain such permits and other governmental authorizations prior to the Effective Time.

                           (iii) There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or against any person or entity whose liability for any Environmental Claim the Company has expressly retained or assumed either contractually or by operation of law.

                           (iv) The Company has not and, to the Knowledge of the Company, no other person has placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws and in a manner such that there has been no Release of any such substances).

                           (v) The Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by the Company pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company, or regarding the Company's material compliance with Environmental Laws.

                           SECTION 6.17      TAKEOVER STATUTES. The Company's
Board of Directors has approved the Offer, the Merger and this Agreement and, assuming the accuracy of Parent's and Purchaser's representations in Section 7.6, such approval is sufficient and no further action by the Company Board of Directors is required to render inapplicable to the Offer, the Merger, this Agreement and the other transactions contemplated hereby the provisions of Article TENTH of the Company's Certificate of Incorporation. The Company's Board of Directors has also taken such action as is necessary to render inapplicable to the Transaction Support Agreements and the transactions contemplated thereby the provisions of Article TENTH of the Company's Certificate of Incorporation. No other "fair price," "moratorium," "control share," "business combination," "affiliate transaction," or other anti-takeover statute or similar statute or regulation of any jurisdiction is applicable to the Offer, the Merger, this Agreement and the other transactions contemplated hereby.

                           SECTION 6.18      VOTING REQUIREMENTS; BOARD
APPROVAL.

                  (a) The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock, voting as one class with each share having one vote, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

                  (b) The Company's Board of Directors has, as of the date of this Agreement, (i) unanimously determined that the Offer and the Merger are fair to the Company's shareholders, and are in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend that the shareholders of the Company approve and adopt this Agreement, the Offer and the Merger.

                           SECTION 6.19      OPINION OF FINANCIAL ADVISOR. The
Company has received the oral opinion of UBS Warburg (to be promptly confirmed in writing) to the effect that, as of the date of this Agreement, the consideration to be paid in the Offer and the Merger is fair to the holders of shares of the Company Common Stock (other than Parent or any of its Affiliates) from a financial point of view, and a true, complete and correct copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent. The Company has been authorized by UBS Warburg to permit the inclusion of such opinion in its entirety in the Schedule 14D-9 and Proxy Statement, and references thereto in Schedule TO and the Offer Documents so long as such references are in form and substance reasonably satisfactory to UBS Warburg and its counsel.

                           SECTION 6.20      CONTRACTS.

                  (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that: (i) is an employment agreement that upon Consummation of the Offer or the effectiveness of the Merger, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, Purchaser, the Company or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee thereof, (ii) is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed (in whole or in part) after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports, (iii) which contains any material prohibition on the conduct of any business or line of business, or any material limitation on the scope of business that may be conducted, by the Company of any of its Subsidiaries, including geographic limitations on the Company's or any of its Subsidiaries' activities or (iv) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 6.20(a), whether or not set forth in Section 6.20(a) of the Company Disclosure Schedule, is referred to herein as a "MATERIAL CONTRACT." The Company has previously made available to Parent true, complete and correct copies of each Material Contract.

                  (b) Each Material Contract is valid and binding and in full force and effect, (ii) no default exists on the part of the Company or any of its Subsidiaries under any such Material Contract and no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract and (iii) to the Knowledge of the Company no other party to such Material Contract is in default in any respect thereunder.

                           SECTION 6.21      PLANTS AND EQUIPMENT. The plants,
structures and equipment necessary for the continued operation of the Company or any of its Subsidiaries are structurally sound with no defects and, taking into account ordinary wear and tear, are in good operating condition and repair and are sufficient to produce the products of the Company and its Subsidiaries, taken as a whole, in quantities not less than the quantities produced in any calendar year since 1996. Other than as set forth in the Company Budget, none of such plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, which in nature and cost are consistent with past practice or normal expectations. Each of the facilities of the Company and its Subsidiaries has all required mining Permits and concessions to produce raw materials and production inputs in sufficient quantities for the production of products of the Company and its Subsidiaries in the amounts currently produced.

                           SECTION 6.22      LABOR AND EMPLOYMENT MATTERS.
Except as set forth on Schedule 6.22 of the Company's Disclosure Schedule, (a) the Company is not party to or bound by any collective bargaining agreement or any other agreements with a labor union; (b) to the Knowledge of the Company there has been no labor union prior to the date hereof organizing any employees of the Company into one or more collective bargaining units and the Company has not received notice that any representation petition respecting the employees of the Company has been filed with the National Labor Relations Board ("NLRB");
(c) there is not now, and there has not been since December 31, 1999 any actual or, to the Knowledge of the Company, threatened labor dispute, strike, slowdown or work stoppage which affects or may affect the business of the Company or which may interfere with its continued operations; (d) to the Knowledge of the Company, neither the Company nor any employee, agent or representative thereof, have since December 31, 1999 committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the Knowledge of the Company, threatened charge or complaint against the Company by or with the NLRB or any representative thereof; (e) to the Knowledge of the Company, the Company is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours; (f) the Company has not received written notice of any investigation, charge or complaint against the Company pending before the Equal Employment Opportunity Commission or any other federal, state, or Puerto Rico government agency or court or other tribunal regarding an unlawful employment practice; (g) there are no complaints, lawsuits, arbitrations or other proceedings pending or, to the Knowledge of the Company, threatened by or on behalf of any present or former employee of the Company alleging breach of any express or implied contract of employment; (h) the Company is and has been in compliance with all notice and other requirements under the Worker Adjustment and Retaining Notification Act ("WARN") or similar Puerto Rico statute.

                           SECTION 6.23      CERTAIN CONTRACTS

                  (a) There are no Contracts (other than loan agreements) between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any director, officer or employee of the Company or its Subsidiaries, any Affiliate of any director, officer or employee of the Company or its Subsidiaries or any Person the equity interests of which are more that 5% owned by any director, officer or employee of the Company or its Subsidiaries, on the other hand, other than any such Contracts that will terminate or expire prior to or as of Consummation of the Offer, in each case providing for payments in the aggregate of more than U.S. $25,000 in any 12-month period or U.S. $50,000 over the remaining duration of any such Contracts, and not to exceed U.S. $250,000 in the aggregate.

                  (b) There are no Contracts between the Company or any of its Subsidiaries with any Person (i) requiring that the Company or such Subsidiary purchase or sell any product or service exclusively from or to any Person, (ii) prohibiting the Company or any of its Subsidiaries from selling products or services to any Person, (iii) requiring the Company or any of its Subsidiaries to purchase all of their requirements of any product or service from any Person or (iv) requiring the Company to pay for any product or service regardless of whether or not the Company avails itself of such product or service.

                  (c) There are no Contracts between the Company or any of its Subsidiaries with any Person with a term of more than two years providing for payments of more than U.S. $50,000 in any 12-month period or U.S. $100,000 over the remaining duration of any such Contracts and not to exceed U.S. $250,000 in the aggregate in any 12-month period that are not cancelable by the Company without penalty, payment or other obligation.

                           SECTION 6.24      INSURANCE. The Company and its
Subsidiaries have insurance coverage in amounts and with deductibles which are customary for a company similar in size, location and industry to the Company and its Subsidiaries.

                           SECTION 6.25      CERTAIN ACTIONS. None of the
Company or any of its Subsidiaries, or any of their respective officers, directors or, to the Knowledge of the Company, any of their employees or representatives has taken any action or made any payment since December 31, 1997 that would constitute a breach of the United States Foreign Corrupt Practices Act.

                           SECTION 6.26      PONCE LOANS AND LOAN COMMITMENTS

                  (a)      Definitions.

                           (i) "PONCE DEBTORS" means the Person or Persons, directly or indirectly, obligated on or in respect of a Ponce Loan or Ponce Loan Commitment (other than the Company or any Subsidiary of the Company), including any guarantor or other provider of security.

                           (ii) "PONCE LOANS" means all of the following owed to or held by Ponce or by the Company relating to Ponce (including any of the following fully or partially charged off the books of the Company):

                                    (A) loans, advances or other extensions of
                  credit, including customer liabilities (on letters of credit or otherwise), and including in all cases loans made to pay interest accruing on loans whether or not due or payable (sometimes referred to as capitalized interest);

                                    (B) all Liens (including security
                  interests), rights (including rights of set-off), remedies, powers, privileges, demands, priorities, equities and benefits owned or held by, or accruing or to accrue to or for the benefit of, the holder of the obligations or instruments referred to in clause (A) above, including but not limited to those arising under or based upon Ponce Loan Documents, standby letters of credit, payment bonds and performance bonds at any time and from time to time existing with respect to any of the obligations or instruments referred to in clause (A) above; and

                                    (C) all amendments, modifications,
                  renewals, extensions, refinancings and refundings of or for any of the foregoing.

                           (iii) "PONCE LOAN COMMITMENTS" means the collective reference to each commitment or obligation on the part of Ponce or the Company relating to Ponce to extend credit to any Person.

                           (iv) "PONCE LOAN DOCUMENTS" means the agreements, instruments, certificates, or other documents at any time evidencing or otherwise relating to, governing, or executed in connection with, or as security for a Ponce Loan or a Ponce Loan Commitment, including without limitation, security agreements, notes, bonds, acceptances and letters of credit issued in connection therewith, loan agreements, letter of credit applications, letters of credit, drafts, guarantees, assignments, security agreements, pledges, subordination or priority agreements, undertakings, security instruments, financing statements, certificates, documents, participation and assignment agreements and inter-creditor agreements, and all amendments, modifications, renewals, extensions, rearrangements and substitutions with respect to any of the foregoing.

                           (v) "PONCE" means Ponce Capital Corp., a wholly owned Subsidiary of the Company.

                  (b)      Representations on Ponce Loans and Ponce Loan
Commitments.

                           (i) Each Ponce Loan or Ponce Loan Commitment was made by Ponce or the Company in the ordinary course of business consistent with past practice, is at a rate of interest usual and customary for such Ponce Loan or Ponce Loan Commitment and is collectible in accordance with its terms, subject to any reserves for uncollectible Ponce Loans set forth on the Balance Sheet and applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally. Each Ponce Loan is secured by a Lien on collateral with a value in excess of the amount owed under such Ponce Loan. Section 6.26 of the Company Disclosure Schedule sets forth as of the date of this Agreement: (i) the unpaid principal balance of each Ponce Loan as well as the aggregate amount of any Ponce Loan Commitment, (ii) the payment status and maturity date of each Ponce Loan and (iii) the interest rate associated with each Ponce Loan and Ponce Loan Commitment.

                           (ii) Each Ponce Loan Document constitutes a valid, legal and binding obligation of the Debtors thereunder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally; each Ponce Loan Document contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the benefits intended to be provided thereby, including by the security interest or Lien created and granted (or purported to be created or granted) by such Ponce Loan Document; all Liens granted to Ponce or the Company in any collateral described in any Ponce Loan Document as security for each Ponce Loan and Ponce Loan Commitment constitute valid and perfected Liens in such collateral (assuming the relevant Debtor has rights in the collateral as to permit attachment);

                           (iii) All Ponce Loans, Ponce Loan Commitments and related Ponce Loan Documents were issued, made and maintained in material compliance with applicable Law; there is no valid claim pending against the Company with respect to, or, to the Knowledge of the Company, any valid defense to the enforcement by the Company of, such Ponce Loan or Ponce Loan Commitment and neither the Company nor any of its Affiliates has taken or failed to take any action that would reasonably be expected to entitle any Debtor or other party to assert successfully any claim or defense against the Company, Parent or Purchaser (including without limitation any right not to repay any such obligation or any part thereof or any right to subordinate the claims related to such Ponce Loan to any other claim); and

                           (iv) None of the rights or remedies under the Ponce Loan Documents in favor of Ponce or the Company have been materially amended, modified, waived, supplemented, subordinated or otherwise altered by Ponce, the Company or any of its Affiliates.

                                  ARTICLE VII
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  Except as set forth in the Parent Disclosure Schedule, each of Parent and Purchaser represents and warrants to, and covenants and agrees with, the Company as set forth in this Article VII. Each exception set forth in the Parent Disclosure Schedule and each other response to this Agreement set forth in the Parent Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement.

                           SECTION 7.1       DUE ORGANIZATION; GOOD STANDING.
Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

                           SECTION 7.2       AUTHORIZATION AND VALIDITY OF
AGREEMENT. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Purchaser, and the consummation by each such party of the transactions contemplated hereby, have been duly authorized and approved by the respective boards of directors of Parent and Purchaser and by the sole shareholder of Purchaser and no other corporate action on the part of either of Parent or Purchaser is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation of the transactions contemplated hereby other than filing the Certificate of Merger. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

                           SECTION 7.3       CONSENTS AND APPROVALS; NO
VIOLATIONS. Assuming (i) the filings required under the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired,
(ii) the prior notification and reporting requirements of other antitrust or competition Laws as may be applicable are satisfied and any antitrust filings/notifications which must or may be effected in countries having jurisdiction are made and any waiting periods thereunder have been terminated or expired, (iii) the applicable requirements of the Exchange Act are met, (iv) the requirements under any applicable Puerto Rico, foreign or state securities or blue sky Laws are met and (v) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the PRGCL are made, the execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby and the performance of each of Parent and Purchaser of its obligations hereunder do not and will not: (A) violate or conflict with any provision of the governing documents of Parent, Purchaser or any of their respective Subsidiaries; (B) violate or conflict with any Laws or Orders of any Governmental Authority or any Permit applicable to Parent, Purchaser or any of their respective Subsidiaries or by which any of their respective properties or assets may be bound; (C) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (D) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of Parent, Purchaser or any of their respective Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a benefit under, any of the terms, conditions or provisions of any Contracts to which Parent, Purchaser or any of their respective Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound.

                           SECTION 7.4       INFORMATION TO BE SUPPLIED.

                  (a) Each of the Schedule TO and the Offer Documents and the other documents required to be filed by Parent with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby will comply as to form, in all material respects, with the requirements of the Exchange Act and will not, on the date of its filing, and none of the information supplied or to be supplied by Parent or Purchaser expressly for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, in the case of the Schedule 14D-9, at the time the Schedule 14D-9 is filed with the SEC and first published, sent or given to the Company's shareholders or, in the case of the Proxy Statement on the dates the Proxy Statement is mailed to shareholders of the Company and at the time of the Company Shareholder Meeting will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                  (b) Notwithstanding the foregoing provisions of this Section 7.4, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Schedule TO, the Offer Documents, the
Schedule 14D-9 or Proxy Statement based on information supplied by the Company expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 6.6.

                           SECTION 7.5       BROKER'S OR FINDER'S FEE. Except
for Goldman, Sachs & Co. (whose fees and expenses will be paid by Parent or Purchaser), no agent, broker, Person or firm acting on behalf of Parent or Purchaser is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                           SECTION 7.6       OWNERSHIP OF CAPITAL STOCK.
Neither Parent, Purchaser nor any of their respective Subsidiaries beneficially owns, directly or indirectly, any capital stock of the Company or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company, other than as contemplated by this Agreement and the Transaction Support Agreements. As of the date of this Agreement, none of Purchaser, Parent or any Affiliate of Parent is an "Interested Stockholder" of the Company, as such term is defined in Article Tenth of the Company's Certificate of Incorporation.

                           SECTION 7.7       NO PRIOR ACTIVITIES. Purchaser was
formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no Subsidiaries and has undertaken no business or activities other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby. All of the issued and outstanding shares of capital stock of Purchaser are issued and outstanding, are duly authorized, validly issued, fully paid and nonassessable.

                           SECTION 7.8       SUFFICIENT FUNDS. Parent and
Purchaser have sufficient funds to purchase all of the shares of Company Common Stock outstanding on a fully diluted basis at the Offer Price, to retire all outstanding indebtedness of the Company and its Subsidiaries and to pay all costs, fees and expenses related to the transactions contemplated by this Agreement (collectively, "SUFFICIENT FUNDS") and such funds will be available at the times required under this Agreement.

                                  ARTICLE VIII
                                   COVENANTS

                           SECTION 8.1       ACCESS TO INFORMATION CONCERNING
PROPERTIES AND RECORDS. During the period commencing on the date hereof and ending on the earliest of (i) the Closing Date, (ii) the date on which this Agreement is terminated pursuant to Section 10.1 hereof and (iii) July 18, 2002, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice, afford Parent, and Parent's counsel, accountants, consultants, financing sources and other authorized representatives, access during normal business hours to its and the Company's Subsidiaries' executive officers, properties, books and records in order that they may have the opportunity to make such investigations as they shall reasonably deem necessary of the Company's and its Subsidiaries' affairs, including, without limitation, operational, market, financial, legal, environmental, building and mechanical inspections (including, without limitation, subsurface or other physically invasive investigations) and title and survey due diligence; such investigation shall not, however, affect the representations and warranties made by the Company in this Agreement, provided, however, that if as of July 18, 2002 or any date thereafter it has come to the attention of Parent that there has been a breach by the Company of a representation, warranty or covenant hereunder, the date set forth in clause (iii) shall be extended for so long as, and only to the extent necessary for, Parent to continue to investigate the matters causing or otherwise relating to any such breach or, if later, any Cure Period relating to such breach and provided, further, that all such access shall be reinstated promptly upon Consummation of the Offer. The Company shall furnish promptly to Parent and Purchaser (x) a copy of each form, report, schedule, statement, registration statement and other document filed by it during such period pursuant to the requirements of Puerto Rico, federal, state or foreign securities Laws and (y) all other information concerning the Company's or its Subsidiaries' business, properties and personnel as Parent or Purchaser may reasonably request. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Parent or Purchaser shall from time to time reasonably request. Parent and Purchaser shall make all reasonable efforts to minimize any disruption to the businesses of the Company and its Subsidiaries which may result from the requests made hereunder. The foregoing provisions of this Section 8.1 shall not require the Company or any of its Subsidiaries to disclose any information the disclosure of which in the reasonable good faith judgment of the Company after consultation with outside counsel would (i) violate any applicable antitrust or competition Law or (ii) violate any contractual obligation of the Company or its Subsidiaries to any third party to maintain the confidentiality of such information; provided, however, that with respect to any information covered by this clause (ii), the Company shall use commercially reasonable efforts to obtain the consent of any such third party to such disclosure; provided, further, however that this clause (ii) shall not limit or restrict any obligation of the Company to disclose information to Parent pursuant to Section 8.5 or Section 10.1(c)(i). All information exchanged pursuant to this Section 8.1 shall be subject to the Confidentiality Agreement.

                           SECTION 8.2       CONDUCT OF THE BUSINESS OF THE
COMPANY PENDING THE CLOSING DATE. Except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by Parent, which consent or approval shall not be unreasonably withheld, conditioned or delayed in the case of clauses 8.2(b)(4) or (12), and except as set forth in Section 8.2 of the Company Disclosure Schedule, during the period commencing on the date hereof until the Effective Time:

                  (a) The Company and each of its Subsidiaries shall conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with those Persons having significant business relationships with them;

                  (b) Neither the Company nor any of its Subsidiaries shall:

                                    (1)      make any change in or amendment to
                           its certificate or articles of incorporation or its by-laws or similar organizational documents;

                                    (2) issue or sell, or authorize to issue or
                           sell, any shares of its capital stock, Voting Debt or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock, Voting Debt or any other securities, or make any other changes in its capital structure;

                                    (3) declare, pay or set aside any dividend
                           or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, other than (A) normal quarterly cash dividends not in excess of U.S. $0.19 per share declared and paid in accordance with the Company's past dividend policy, provided that the timing of the declaration, record and payment dates, shall be the same dates as were used by the Company in the last calendar year, or, if any such date shall not be a Business Day, the next succeeding Business Day, and provided further, that no such cash dividends shall be declared after Consummation of the Offer or (B) dividends payable by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

                                    (4) incur any capital expenditures or any
                           obligations or liabilities in respect thereof, except (A) with respect to expansion projects, for expenditures for such projects which are consistent with the budget for the Company set forth in Section 8.2(b) of the Company Disclosure Schedule (the "COMPANY BUDGET"), (B) those required for maintenance and replacement in the ordinary course of business not to exceed the amounts provided for maintenance and replacement in the Company Budget and (C) capital expenditures outside the scope of the Company Budget that do not exceed U.S. $250,000 in the aggregate.

                                    (5) acquire or agree to acquire (A) by
                           merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (excluding any of the Company's Subsidiaries) or (B) any assets, including real estate, except purchases of inventory, equipment, or other non-material assets in the ordinary course of business consistent with the Company Budget;

                                    (6) (A) except to the extent required under
                           existing Company Benefit Plans as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees or grant any severance or termination pay not currently required to be paid under existing severance plans; (B) enter into any employment or consulting agreement or arrangement with any present or former director or officer of the Company or any of its Subsidiaries, or any employment or consulting agreement with any other employee of the Company or any of its Subsidiaries; or (C) except in the ordinary course of business consistent with past practice and to the extent necessary to fill vacancies, hire or agree to hire, or enter into any written employment agreement with, any new or additional employee or officer having an annual base salary of U.S. $40,000 or more or, in the aggregate, annual base salaries of U.S. $500,000 or more;

                                    (7) except as required to comply with
                           applicable Law or expressly provided in this Agreement, (A) adopt, enter into, terminate or amend any Company Benefit Plan, collective bargaining agreement or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (B) pay any benefit not required under any Company Benefit Plan, accelerate the payment, right of payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits, (C) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plans or agreements or awards made thereunder) or (D) except as required by the current terms thereof take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan;

                                    (8) transfer, lease (as lessor), license,
                           sell, mortgage, pledge, dispose of, encumber or subject to any Lien, any assets, other than in the ordinary course of business and consistent with past practice, except as provided for in Section 8.2(b)(11) or in an amount in the aggregate not to exceed U.S. $250,000;

                                    (9) except as required by applicable
                           Law or GAAP, make any change in its methods of accounting;

                                    (10) adopt or enter into a plan of complete
                           or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger), except as provided for in Section 8.5;

                                    (11) (A) Incur any long-term indebtedness
                           (other than under existing revolving credit facilities, as may be amended as contemplated hereby) or, except in the ordinary course of business consistent with past practice, any short-term indebtedness; (B) modify any material indebtedness or other liability; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations or indebtedness of any other Person; (D) make any loans, advances or capital contributions to, or investments in, any other Person (other than in or to wholly owned Subsidiaries of the Company, or by wholly owned Subsidiaries to the Company, or customary loans or advances to employees); (E) other than with respect to the settlement of any claim that is completely covered (other than with respect to deductibles to the Company's insurance policies) by the Company's insurance carrier, settle any claims against the Company or any of its Subsidiaries where the amounts payable by the Company and its Subsidiaries would exceed U.S. $25,000 individually or U.S. $250,000 in the aggregate, in each such case without admission of liability; or (F) except in the ordinary course of business consistent with past practice, enter into any material commitment or transaction;

                                    (12) pay, discharge or satisfy any claims,
                           liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements;

                                    (13) enter into any agreement,
                           understanding or commitment (including with any Antitrust Authority) that contains any material prohibition on the conduct of any business or line of business, or any material limitation on the scope of business that may be conducted, by the Company or any of its Subsidiaries, including geographic limitations on the Company's or any of its Subsidiaries' activities;

                                    (14) (A) announce, implement or effect any
                           material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries; provided, however, that routine employee terminations for cause shall not be considered subject to this clause (14) or (B) terminate the employment of any officer of the Company other than for cause or agree that any voluntary termination of employment by an officer of the Company occurring prior to the Effective Time shall be treated as having been with "good reason";

                                    (15) take any action including, without
                           limitation, the adoption of any shareholder rights plan or amendments to its Certificate or Articles of Incorporation or By-Laws (or comparable governing documents) or any resolution of the Company's Board of Directors, which would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company acquired by Purchaser in the Offer or the Merger, or permit any shareholder to acquire securities of the Company on a basis not available to Parent or Purchaser in the event that Parent or Purchaser were to acquire any additional shares of the Company Common Stock or approve any "Business Combination" (as defined in Article TENTH of the Company's Certificate of Incorporation) with any person other than Parent and Purchaser for the purposes of Article TENTH of the Company's Certificate of Incorporation (subject to the Company's right to take action specifically permitted by Section 8.5 prior to Consummation of the Offer);

                                    (16) enter into any Material Contract, or
                           terminate or materially modify or amend any such Material Contract to which it is a party or waive or assign any of its material rights or claims except in the ordinary course of business consistent with past practice;

                                    (17) other than consistent with past
                           practice or as required by a change in Law or required by Law because of a change in facts, make any Tax election or enter into any settlement or compromise of any liability for Taxes that in either case is material;

                                    (18) permit any insurance policy, other
                           than a policy providing coverage for losses not in excess of U.S. $25,000, naming it as a beneficiary or a loss payable payee to be cancelled or terminated, other than pursuant to an expiration in accordance with its terms, unless a new policy with substantially similar coverage is in effect as of the date of such cancellation or termination; or

                                    (19) agree or commit, in writing or
                           otherwise, to take any of the foregoing actions.

For purposes of this Section 8.2(b) (other than Section 8.2(b)(13)), references to "material" (but not "materially") mean material to the Company and its Subsidiaries, taken as a whole.

                  (c) The Company (i) shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in (A) any of the conditions to the Offer set forth in
Article IX or Annex I not being satisfied (subject to the Company's right to take action specifically permitted by Section 8.5) or (B) a Company Material Adverse Effect and (ii) shall not intentionally take, or permit any of its Subsidiaries to take, any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in this Agreement becoming untrue in any respect.

                           SECTION 8.3       COMPANY SHAREHOLDER MEETING;
PREPARATION OF PROXY STATEMENT. Subject to Section 2.4, as promptly as practicable following Consummation of the Offer, if required by applicable Law in order to consummate the Merger, the Company, acting through the Company's Board of Directors, shall, in accordance with applicable Law:

                  (a) duly call, give notice of, convene and hold a special meeting of its shareholders (the "COMPANY SHAREHOLDER MEETING") for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

                  (b) prepare and file with the SEC a preliminary proxy or information statement in accordance with the Exchange Act relating to the Merger and this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the Exchange Act and the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "PROXY STATEMENT"), to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel;

                  (c) include in the Proxy Statement the recommendation of the Company's Board of Directors that shareholders of the Company vote in favor of approval of the Merger and adoption of this Agreement; and

                  (d) if proxies are solicited from Company shareholders, use reasonable best efforts to solicit from its shareholders proxies, and to take all other action necessary and advisable, to secure the vote of shareholders required by applicable Law and the Company's Certificate of Incorporation or By-Laws to obtain the approval for this Agreement and the Merger.

                           SECTION 8.4       REASONABLE BEST EFFORTS;
NOTIFICATION

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any Governmental Authority and the making of all necessary registrations and filings (including filings with any Governmental Authority, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any Lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that no loan agreement or contract for borrowed money entered into by the Company or any of its Subsidiaries shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its Subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Parent (which approval shall not be unreasonably withheld). Nothing contained in this Section 8.4 shall prohibit the Company and its Subsidiaries from taking any action permitted by Section
8.5 or from terminating this Agreement pursuant to Section 10.1.

                  (b) The Company shall give prompt notice to Parent of (i) any representation or warranty made by the Company contained in this Agreement becoming untrue or incorrect, subject to the standard established in Section
5.2 where applicable in any respect that would cause the condition to the Offer set forth in paragraph (c)(2) of Annex I hereto to fail to be satisfied; or
(ii) the failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the parties under this Agreement.

                  (c) Parent shall give prompt notice to the Company of (i) any representation or warranty made by Parent or Purchaser contained in this Agreement becoming untrue or incorrect, subject to the standard established in
Section 5.2 where applicable, in any respect or (ii) the failure by Parent or Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of Parent or Purchaser or the conditions to the obligations of the parties under this Agreement.

                           SECTION 8.5       NO SOLICITATION.

                  (a) The Company shall, and shall cause its Affiliates, officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents to, immediately cease any existing activities, discussions or negotiations conducted with any parties other than Parent or Purchaser with respect to any Takeover Proposal (as defined below). The Company shall not, nor shall it authorize or permit any of its Affiliates to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor, representative or agent of it or any of its Affiliates, to (i) directly or indirectly solicit, facilitate, initiate or encourage the making or submission of, any Takeover Proposal (including, without limitation, taking any action which would make Article TENTH of the Company's Certificate of Incorporation not applicable to a Takeover Proposal), (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon or terminate this Agreement or to fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to, or take any other action intentionally to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal, or (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities (other than to permit the Company to receive a Takeover Proposal that did not result from a breach of any other provision of this Section 8.5(a)); provided that prior to Consummation of the Offer, in response to a Takeover Proposal that did not result from the breach of this Section 8.5 and following delivery to Parent of notice of the Takeover Proposal in compliance with its obligations under Section 8.5(d) hereof, the Company may (1) in response to any Takeover Proposal, request clarifications from (but not, except as contemplated by clause (2) below, participate in discussions or negotiations with) any third party which makes such Takeover Proposal, if such action is taken solely for the purpose of obtaining information reasonably necessary for the Company to ascertain whether such Takeover Proposal is a Superior Proposal, and (2) participate in discussions or negotiations with or furnish information (pursuant to a confidentiality/standstill agreement with customary terms as reasonably determined in good faith by the Company after consultation with outside counsel; provided that each such agreement is at least as limiting as any such agreement between Parent and the Company) to any third party which has made a bona fide Takeover Proposal if (A) the Company's Board of Directors reasonably determines in good faith (after consultation with its financial advisor) that taking such action would be reasonably likely to lead to the delivery to the Company of a Superior Proposal and (B) the Company's Board of Directors determines in good faith (after consultation with outside legal counsel) that it is necessary to take such actions in order to comply with its fiduciary duties under applicable Law. Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 8.5(a) directly or indirectly by any of its Subsidiaries, officers, Affiliates or directors or any advisor, representative, consultant or agent retained by the Company or any of its Subsidiaries or Affiliates in connection with the transactions contemplated hereby, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, shall constitute a breach of this Section 8.5(a) by the Company. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the prior sentence of the obligations undertaken in this Section
8.5. For purposes of this Section 8.5, a Person shall be deemed to have facilitated or encouraged an action or result only if any act or omission by such Person (i) would reasonably be expected to facilitate or encourage such action or result or (ii) was intended by such Person to facilitate or encourage such action or result.

                  For purposes of this Agreement, "TAKEOVER PROPOSAL" means any indication of interest in, or proposal or offer for, (i) any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or any of its Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries or (iii) any merger, consolidation, business combination, sale of all or any substantial portion of the assets, recapitalization, liquidation or a dissolution of, or similar transaction of the Company or any of its Subsidiaries other than the Offer or the Merger, which in any such case has been communicated (including as a result of any press release or other public disclosure) to (1) any of the individuals signing a Transaction Support Agreement on behalf of a stockholder party thereto, (2) any of the Persons identified as having Knowledge in Schedule 1.1 or (3) the Company's Board of Directors generally; and "SUPERIOR PROPOSAL" means a bona fide written Takeover Proposal made by a third party to purchase all of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer, merger or other business combination (x) on terms which the Company's Board of Directors determines in good faith to be superior to the Company and its shareholders (other than Parent, Purchaser and their respective Affiliates), in their capacity as shareholders, from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror and the financial capacity of the offeror to consummate the transaction) as compared to the transactions contemplated hereby and any alternative proposed by Parent or Purchaser in accordance with Section 10.1(c) hereof, such determination having been made only after consultation with the Company's financial advisor, (y) for which financing is committed or cash is available and (z) which is reasonably capable of being consummated.

                  (b) The Company agrees that, except as set forth in Section 8.5(c), neither the Company's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Company's Board of Directors of the Offer, the Merger or this Agreement, unless the Company's Board of Directors shall have determined in good faith, after consultation with its outside counsel that such withdrawal or modification is necessary in order to satisfy its fiduciary duties to the Company's shareholders under applicable Law, (ii) approve or recommend, or, in the case of a committee, propose to the Company's Board of Directors to approve or recommend, any Takeover Proposal or (iii) approve, recommend or cause it to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Takeover Proposal. For purposes of this clause (b), if the Company Board of Directors or any such committee proposal is publicly disclosed, regardless of the source of, or the circumstances surrounding, the disclosure, such Company Board of Directors or committee proposal shall be deemed to have been made publicly.

                  (c) Notwithstanding anything to the contrary herein, prior to Consummation of the Offer, the Company and/or the Company's Board of Directors may take the actions otherwise prohibited by Sections 8.5(a) and 8.5(b) if (i) a third party makes a Takeover Proposal which the Company has determined to be a Superior Proposal in accordance with Section 8.5(a), (ii) the Company complies with its obligations under Section 8.5(d), (iii) all of the conditions to the Company's right to terminate this Agreement in accordance with Section 10.1(c) hereof shall have been satisfied (including expiration of the five Business Day period described therein (or such shorter period as may be provided therein) and payment of all amounts due and payable pursuant to
Section 10.3 and (iv) simultaneously therewith, this Agreement is terminated in accordance with Section 10.1(c)(i) hereof.

                  (d) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 8.5, promptly after (but in no event more than two calendar days after) receipt thereof, the Company shall advise Parent in writing of (i) any Takeover Proposal or amended Takeover Proposal or (ii) any Superior Proposal, as well as in either such case the material terms and conditions of such Takeover Proposal or Superior Proposal together with copies of any written materials received by the Company in connection with any of the foregoing and the identity of the Person making any such Takeover Proposal or Superior Proposal. In connection with the foregoing, the Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company provided to any other Person in connection with any such Takeover Proposal or Superior Proposal which was not previously provided to Parent.

                  (e) Parent and Purchaser agree that nothing contained in this
Section 8.5 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14D-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any tender offer or from making any required disclosure to the Company's shareholders if, in the reasonable good faith judgment of the Company's Board of Directors, after consultation with outside counsel, failure so to disclose would be inconsistent with its disclosure obligations under applicable Law.

                           SECTION 8.6       ANTITRUST LAWS.

                  (a) Each party hereto shall (i) take promptly (but in no event later than fifteen Business Days following the date of this Agreement as to initial filings) all actions necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

                  (b) Each party hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law; provided, however, that the Company shall not, without the prior written consent of Parent, commit to any divestiture transaction and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent, materially limits its ability to conduct the business or its ability to retain the Company or any material portion of the assets of the Company.

                  (c) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Authority regarding any of the transactions contemplated hereby.

                  (d) For purposes of this Agreement, (i) "ANTITRUST AUTHORITIES" means the Federal Trade Commission, the Antitrust Division of the Department of Justice, the attorneys general of the several states of the United States and any other Governmental Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws and (ii) "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Puerto Rico, federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                           SECTION 8.7       INDEMNIFICATION; DIRECTORS' AND
OFFICERS' INSURANCE.

                  (a) Parent, Purchaser and the Surviving Corporation agree that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") for acts or omissions of such Persons occurring at or prior to the Effective Time, as provided in the Company's Certificate of Incorporation or By-Laws or the certificate or articles of incorporation, by-laws or similar organizational documents of any of its Subsidiaries or the terms of any individual indemnity agreement or other arrangement with any director or executive officer, which agreement or arrangement is listed in Section 8.7 of the Company Disclosure Schedule, in each case as in effect as of the date of this Agreement, shall survive the Merger and shall continue in full force and effect for six years after the Effective Time (without modification or amendment, except as required by applicable Law) in accordance with their terms, to the fullest extent permitted by Law, and shall be enforceable by the Indemnified Parties against the Surviving Corporation, and the Surviving Corporation shall also advance fees and expenses (including reasonable attorney's fees) as incurred to the fullest extent permitted under applicable Law upon receipt of any undertaking required by applicable Law. Notwithstanding the foregoing, Parent and the Surviving Corporation shall not be required to indemnify any Indemnified Party to the extent that the indemnifiable amount is paid by an insurer pursuant to
Section 8.7(b). If within six years from the Effective Time, the Surviving Corporation is merged with and into Parent or another Person, the certificate of incorporation and bylaws (or equivalent organizational documents) of Parent or such other Person shall, for at least the six-year period following the Effective Time, provide rights to indemnification for the Indemnified Persons at least equivalent to those in the certificate of incorporation and bylaws of the Surviving Corporation. Subject to the foregoing, nothing is this Section
8.7 shall prevent a merger, consolidation, or business combination of the Surviving Corporation with another entity.

                  (b) Purchaser shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Purchaser may substitute therefor policies of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time. Notwithstanding the foregoing sentence or Section 8.2 to the contrary, the Company shall have the right to procure, prior to the Effective Time, a policy for directors' and officers' liability insurance with respect to matters occurring prior to the Effective Time, having a term lasting no less than six years following the Effective Time and providing U.S. $15,000,000 (or such lesser amount as may be obtained pursuant to the proviso at the end of this sentence) in coverage, and containing terms and conditions which are no less advantageous than the Company's current policies with respect to such insurance, provided that the aggregate premium payable therefor shall not exceed U.S. $350,000. The provisions of this Section 8.7 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 8.7(b) may not be amended, waived or altered in any respect without the prior written unanimous approval of the Company's Board of Directors.

                  (c) Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any of their respective officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 8.7 is not prior to or in substitution for any such claims under such policies.

                           SECTION 8.8       PUBLIC ANNOUNCEMENTS. The Joint
Press Release referenced in Section 2.1(b) with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Thereafter, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement, except as may be required by Law, court process or by obligations pursuant to any listing agreement with a national securities exchange, or as may be permitted pursuant to Section 8.5.

                           SECTION 8.9       EMPLOYEE BENEFITS PLANS.

                  (a) From and after the Measurement Date, the Company and the Surviving Corporation, as the case may be, shall honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company's employment, severance and termination agreements, plans and policies existing prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any director, officer, employee or consultant thereof and which have been disclosed in Section 8.9 of the Company Disclosure Schedule. Parent acknowledges and agrees that Consummation of the Offer would constitute a "Change in Control" (or the similar relevant defined term) for all purposes pursuant to those agreements and arrangements indicated on Section 8.9 of the Company Disclosure Schedule.

                  (b) From and after the Measurement Date, the Company and the Surviving Corporation, as the case may be, shall provide severance pay to any employee of the Company or any Subsidiary of the Company in such amount as may be required by Act no. 80, approved May 30, 1976, 29 L.P.R.A. ss. 185a et. seq.

                  (c) For a period of six months from and after the Measurement Date, Parent shall, unless the employees of the Company and its Subsidiaries at the Measurement Date (the "COMPANY EMPLOYEES") shall otherwise agree or different terms are negotiated with the relevant union representing such employees, cause the Surviving Corporation to provide to the Company Employees employee benefits that are, in the aggregate, no less favorable than those provided immediately prior to the Measurement Date to Company Employees; provided, however, that nothing contained in this Section 8.9 shall require Parent or Purchaser to continue or replace, or cause to be continued or replaced, any Company Benefit Plan or Parent Benefit Plan after the Measurement Date.

                  (d) Subject to compliance with Section 8.9(a), nothing contained in this Section 8.9 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any Company Employee or any change in the compensation or employee benefits available to any Company Employee or the amendment or termination of any particular Company Benefit Plan to the extent permitted by its terms as in effect immediately prior to the Measurement Date.

                  (e) For all purposes under any employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time, (all such employee benefit plans are hereinafter referred to as the "New Plans"), each such Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plans for purposes of (i) eligibility to participate and (ii) vesting, but in no event shall such service be taken into account in determining the accrual of benefits under any New Plan, including, but not limited to, a defined benefit plan. In addition, and without limiting the generality of the foregoing, (x) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a Company Benefit Plan in which such employee participated immediately before the Effective Time and (y) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions of such New Plan to be waived for such employee and his or her covered dependents (other than limitations or waiting periods that are already in effect with respect to such employees and dependents and that have not been satisfied as of the Effective Time), and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan ending on the date such employee's participation in the corresponding New Plan begins, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

                           SECTION 8.10      AVAILABILITY OF SUFFICIENT FUNDS.
Until the Closing Date, Parent and Purchaser shall make available Sufficient Funds at the times required under this Agreement.

                                   ARTICLE IX
                            CONDITIONS TO THE MERGER

                           SECTION 9.1       CONDITIONS TO OBLIGATIONS OF EACH
PARTY. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) This Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company, if required by applicable Law, in order to consummate the Merger;

                  (b) No provision of any applicable Law or regulation and no judgment, injunction, order or decree of any Governmental Authority of competent jurisdiction shall prohibit the consummation of the Merger; and

                  (c) Purchaser, Parent or any Affiliate of Parent shall have purchased shares of Company Common Stock pursuant to the Offer; provided, however, that neither Parent nor Purchaser shall be entitled to rely on the condition in this Section 9.1(c) if either of them shall have failed to purchase shares of Company Common Stock pursuant to the Offer in breach of their obligations under this Agreement.

                                   ARTICLE X
                          TERMINATION AND ABANDONMENT

                           SECTION 10.1      TERMINATION. This Agreement may be
terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

                  (a) by mutual written consent of Parent and the Company; provided, that any such consent by the Company on or after the Measurement Date shall have been duly authorized by unanimous vote of the Company's Board of Directors, including all Independent Directors; or

                  (b) by Parent:

                           (i) if at any time prior to Consummation of the Offer, the Company has breached any representation or warranty, or prior to the Effective Time has breached any covenant or other agreement contained in this Agreement, which (A) would give rise to the failure of a condition set forth in clause (c) of Annex I, (B) cannot be or has not been cured within the applicable Cure Period therefor or by the Termination Date, whichever is earlier, and (C) has not been waived by Parent pursuant to the provisions hereof (provided that Parent may not terminate this Agreement pursuant to this clause
         (i) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement);

                           (ii) if at any time prior to Consummation of the Offer, (A) the Company, or the Company's Board of Directors, as the case may be, shall have (w) after the date hereof, entered into any agreement, other than a confidentiality/standstill agreement permitted under Section 8.5, with respect to any Takeover Proposal other than the Offer or the Merger, (x) amended, conditioned, qualified, withdrawn, modified or contradicted or resolved to do any of the foregoing, in a manner adverse to Parent or Purchaser, its approval and recommendation of the Offer, the Merger and this Agreement (regardless of whether such action was permitted under this Agreement), (y) approved or recommended any Takeover Proposal other than the Offer or the Merger or (z) failed to reject any Takeover Proposal or amended Takeover Proposal within the applicable Rejection Period therefor (except that Parent may not terminate this Agreement pursuant to this clause (z) prior to the Initial Expiration Date), or
         (B) the Company or the Company's Board of Directors shall have resolved to do any of the foregoing; or

                           (iii) if the Company breaches in any material respect its obligations under Section 8.5 hereof; or

                  (c) by the Company:

                           (i) if at any time prior to Consummation of the Offer (A) a Superior Proposal is received by the Company and (B) the Company's Board of Directors reasonably determines in good faith (after consultation with outside counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties to the Company's shareholders under applicable Law; provided that the Company may not terminate this Agreement pursuant to this Section 10.1(c)(i) unless and until (x) five Business Days have elapsed following delivery to Parent of a written notice of such determination by the Company's Board of Directors and during such five Business Day period the Company has fully cooperated with Parent, including, without limitation, informing Parent of the terms and conditions of such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; (y) at the end of such five Business Day period the Takeover Proposal continues to constitute a Superior Proposal and the Company's Board of Directors confirms its determination (after consultation with outside counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable Law; and (z) (1) at or prior to such termination, Parent has received the Termination Fee set forth in Section 10.3 hereof by wire transfer in immediately available funds and (2) immediately following such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal; provided, however, that, if the written notice contemplated in clause (x) above is given to Parent less than five Business Days, but more than two Business Days, prior to the then-scheduled expiration of the Offer, then the Company will be permitted to terminate this Agreement under this Section 10.1(c)(i) no earlier than 24 hours before such scheduled expiration if the Company has complied with all of the requirements of this Section 10.1(c)(i) (with the five Business Day period set forth in clauses (x) and (y) above being deemed to end when such 24-hour period begins for purposes of determining such compliance) unless, prior to the beginning of such 24-hour period, Purchaser shall have extended the Offer to a date that is at least five Business Days after the delivery of such notice to Parent, in which case the Company's right to terminate this Agreement pursuant to this Section 10.1(c)(i) shall be determined without regard to this proviso; provided, further, that it is understood and agreed that if the written notice contemplated in clause (x) above is given to Parent less than two Business Days prior to the then-scheduled expiration of the Offer, the Company's right to terminate this Agreement pursuant to this Section 10.1(c)(i) shall be subject to compliance with all of the requirements of this Section 10.1(c)(i), including the five Business Day period set forth in clauses (x) and
         (y) hereof without regard to the immediately preceding proviso; or

                           (ii) if Parent or Purchaser shall have (x) failed to commence the Offer as provided in Section 2.1, provided the Company is not in material breach of its obligations under this Agreement ,(y) failed to pay for shares of Company Common Stock pursuant to the Offer in accordance with Section 2.1 hereof or (z) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after receipt of written notice thereof by Parent or by the Termination Date, whichever is earlier; or

                           (iii) if Parent or Purchaser breach their obligations to make available Sufficient Funds at the times required under this Agreement; or

                  (d) by either Parent or the Company:

                           (i) if the Offer has not been consummated on or before the Termination Date; provided that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Offer to have been consummated on or prior to the aforesaid date; or

                           (ii) if, as a result of the failure of any of the conditions set forth in Annex I to this Agreement, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any shares of Company Common Stock pursuant to the Offer; provided that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has resulted in the failure of such condition; or

                           (iii) if any court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting Consummation of the Offer or consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

                           SECTION 10.2      EFFECT OF TERMINATION. In the
event of termination of this Agreement by Parent or the Company, as provided in
Section 10.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Purchaser or their respective officers or directors (except as set forth in the Confidentiality Agreement, this Section 10.2 and Sections 10.3, 11.3, 11.4, 11.5, 11.8, 11.9,
11.10, 11.12, 11.13, 11.14 and 11.16 which shall survive the termination); provided, however, that nothing contained in this Section 10.2 shall relieve any party hereto from any liability for any breach of this Agreement. In addition, in the event of termination of this Agreement in accordance with its terms (including payment of any applicable Termination Fee due and payable pursuant to Section 10.3), Purchaser shall, and Parent shall cause Purchaser to, promptly terminate the Offer without accepting any shares of Company Common Stock for payment.

                           SECTION 10.3      PAYMENT OF CERTAIN FEES

                  (a) If this Agreement is terminated by Parent in accordance with Section 10.1(b)(ii) or 10.1(b)(iii) by the Company pursuant to Section 10.1(c)(i), then the Company shall pay to Parent a termination fee in an amount equal to U.S. $5,400,000 (the "TERMINATION FEE").

                  (b) If (i) this Agreement is terminated by (A) Parent pursuant to Section 10.1(b)(i), (B) Parent or the Company pursuant to Section 10.1(d)(i), or (C) Parent or the Company pursuant to Section 10.1(d)(ii), and
(ii) the Minimum Condition or any of the conditions listed in Section (c) of Annex I to this Agreement shall fail to have been satisfied as of the date of such termination, and (iii) it has become publicly known that a Takeover Proposal or amended Takeover Proposal has been made after the date of this Agreement and prior to the effective date of such termination and (iv) concurrently with or within 12 months of the date of such termination to a Third Party Acquisition Event occurs, then the Company shall within one Business Day of the occurrence of such Third Party Acquisition Event, if any, pay to Parent the Termination Fee.

                           "THIRD PARTY ACQUISITION EVENT" shall mean (i) the
consummation of a Takeover Proposal involving the purchase of a majority of either the equity securities of the Company or of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or any such transaction that, if it had been proposed prior to the termination of this Agreement would have constituted a Takeover Proposal or (ii) the entering into by the Company or any of its Subsidiaries of a definitive agreement with respect to any such transaction.

                  (c) Any payment of the Termination Fee pursuant to this
Section 10.3 shall be made by wire transfer of immediately available funds. If the Company fails to pay to Parent the Termination Fee when due hereunder, the Company shall pay the reasonable costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate for leading money center banks as published in The Wall Street Journal from the date such fee and/or expense was required to be paid to the date it is paid.

                                   ARTICLE XI
                                 MISCELLANEOUS

                           SECTION 11.1      REPRESENTATIONS AND WARRANTIES.
The respective representations and warranties of the Company, on the one hand, and Parent and Purchaser, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Purchaser shall be under any liability whatsoever with respect to any such representation or warranty. This Section 11.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

                           SECTION 11.2      EXTENSION; WAIVER. At any time
prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company (or, if required by Section 2.3, the Independent Directors), Parent or Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) subject to the proviso of Section 11.6, waive compliance with any of the agreements or conditions contained herein by the other parties hereto. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                           SECTION 11.3      NOTICES. All notices, requests,
demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

                  (a)      if to the Company, to it at:

                           Puerto Rican Cement Company, Inc.
                           P.O. Box 364487
                           San Juan, Puerto Rico  00936-4487
                           Telecopy: 787-781-8850
                           Attention: President


                           with a copy (which shall not constitute notice) to:

                           LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                           125 West 55th Street
                           New York, New York 10019-5389
                           Telecopy:  212-424-8500
                           Attention:  Joseph L. Seiler III

                  (b)      if to either Parent or Purchaser, to it at:

                           c/o CEMEX, Inc.
                           590 Madison Avenue 41st Floor
                           New York, NY  10022
                           Telecopy: (212) 317-6047
                           Attention: Jill Simeone

                           and

                           CEMEX, S.A. de C.V.
                           Ave. Constitucion 444 Pte.
                           Monterrey, NL, Mexico  64000
                           Telecopy: 011-52818-328-3082
                           Attention: Ramiro Villarreal
                           in each case, with a copy (which shall not constitute notice) to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, NY 10036-6522
                           Telecopy: (212) 735-2000
                           Attention: Randall H. Doud

                           and

                           Rivera, Tulla & Ferrer
                           50 Quisqueya Street
                           San Juan, Puerto Rico 00917
                           Telecopy: (787) 767-5784
                           Attention: Eric Tulla

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

                           SECTION 11.4      ENTIRE AGREEMENT. The
Confidentiality Agreement (subject to Section 11.16) and this Agreement and the schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

                           SECTION 11.5      BINDING EFFECT; BENEFIT;
ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 8.7 hereof, shall inure to the benefit of the Persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Purchaser may assign and transfer its rights and obligations hereunder to any of its Affiliates, provided that such assignment shall not release Parent from its obligations hereunder. Except as provided in the immediately preceding sentence, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                           SECTION 11.6      AMENDMENT AND MODIFICATION.
Subject to applicable Law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in all respects before the Effective Time (whether before or after the Company Shareholder Approval), by action taken by the respective Boards of Directors of Parent, Purchaser and the Company (or, if required by Section 2.3, the Independent Directors) or by the respective officers authorized by such Boards of Directors or the Independent Directors, as the case may be; provided, however, that after the Company Shareholder Approval, no amendment shall be made which by Law requires further approval by the shareholders of the Company without such further approval.

                           SECTION 11.7      FURTHER ACTIONS. Each of the
parties hereto agrees that, except as otherwise provided in this Agreement and subject to its legal obligations and fiduciary duties, it will use its reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

                           SECTION 11.8      INTERPRETATION. When a reference
is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 11, 2002.

                           SECTION 11.9      ENFORCEMENT. The parties agree
that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto (a) irrevocably and unconditionally consents to submit to the jurisdiction of any court located in County of New York, State of New York (a "STATE COURT") or in the United States District Court for the Southern District of New York (the "FEDERAL COURT") for the purpose of any action arising out of or based upon this Agreement or any of the transactions contemplated by this Agreement brought by any party hereto and for the recognition and enforcement of any judgment rendered in respect thereof, (b) waives, and agrees not to assert by way of motion, as a defense, or otherwise, in any such action, any claim that it is not subject to the personal jurisdiction of the above-named courts, that its assets or property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts and (c) agrees that it will not bring any action relating to this Agreement in any court other than a State Court or the Federal Court. Each of Parent, Purchaser and the Company irrevocably appoints LeBoeuf, Lamb, Greene & MacRae, L.L.P., as its agent for the sole purpose of receiving service of process or other legal summons in connection with any proceedings in the State of New York. If the appointment of the person mentioned in this Section 11.9 ceases to be effective, Parent, Purchaser and the Company each agrees that it will promptly appoint a further person in the State of New York to accept service of process on its behalf in the State of New York and so notify the other parties to this Agreement. Nothing contained in this Section 11.9 shall affect the right to serve process in any other manner permitted by Law.

                           SECTION 11.10     FEES AND EXPENSES. Except as
otherwise set forth in Section 10.3, all fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses (including any HSR Act filing fees, which shall be for the account of Parent and Purchaser), whether or not Consummation of the Offer occurs.

                           SECTION 11.11     COUNTERPARTS. This Agreement may
be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                           SECTION 11.12     APPLICABLE LAW. This Agreement and
the legal relations between the parties hereto shall be governed by and construed in accordance with the Laws of the State of New York (without regard to the conflict of Laws rules thereof), except to the extent that the PRGCL is mandatorily applicable to the Merger.

                           SECTION 11.13     SEVERABILITY. If any term,
provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                           SECTION 11.14     WAIVER OF JURY TRIAL. Each of the
parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

                          SECTION 11.15     TIME. Time is of the essence with

respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

                           SECTION 11.16     EFFECT ON CONFIDENTIALITY
AGREEMENT. The Company agrees that the execution and delivery of this Agreement constitutes the consent of the Company's Board of Directors to the taking by Parent and Purchaser of the actions otherwise prohibited by the standstill provisions set forth in the sixth paragraph, and the non-solicitation provisions set forth in the seventh paragraph, of the Confidentiality Agreement, whether through the transactions contemplated by this Agreement, the Transaction Support Agreements or otherwise. The Company and Parent agree that notwithstanding anything in Section 10.2 or in the Confidentiality Agreement to the contrary, the standstill provisions set forth in the sixth paragraph of the Confidentiality Agreement shall not survive and shall forthwith become void in the event that the Options (as defined in the Transaction Support Agreements) become exercisable pursuant to the terms of the Transaction Support Agreements.


                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed by its officers thereunto duly authorized, all as of the date first above written.


                                    CEMEX, S.A. de C.V.

                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:


                                    TRICEM ACQUISITION, CORP.

                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:


                                    PUERTO RICAN CEMENT COMPANY, INC.

                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:

                                                                        ANNEX I


                        CERTAIN CONDITIONS OF THE OFFER


                  The capitalized terms used in this Annex I which are not defined herein shall have the meanings set forth in the Agreement to which this Annex I is attached, except that the term the "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is attached.

                  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act (relating to Purchaser's obligations to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer, and may terminate or amend the Offer in accordance with the Merger Agreement, if:

                  (a) immediately prior to any scheduled or extended expiration date of the Offer:

                           (i) the Minimum Condition shall not have been satisfied;

                           (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated;

                           (iii) any necessary consent from lenders under the Banco Popular Loan Agreements to waive any "change of control" defaults that may occur thereunder by reason of consummation of the Offer or the Merger shall not have been obtained; or

                           (iv) if the consent of the Nuclear Regulatory Commission identified in Section 6.4 of the Company Disclosure Schedules shall not have been obtained;

                  (b) immediately prior to any scheduled or extended expiration date of the Offer, any of the following conditions exists:

                           (i) there shall have been any action threatened or taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (1) prohibits, or imposes any material limitations, other than limitations generally affecting the industries in which the Company and Parent and their respective Subsidiaries conduct their business, on, Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries) of all or a material portion of the Company's and its Subsidiaries' businesses or assets as a whole, or compels Parent or Purchaser or their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Parent in each case taken as a whole, (2) prohibits, or makes illegal, Consummation of the Offer or consummation of the Merger or the other transactions contemplated by the Merger

         Agreement, (3) results in the material delay in the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase a material amount of the shares of Company Common Stock, or (4) imposes material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the shares of the Company Common Stock including, without limitation, the right to vote the shares of the Company Common Stock purchased by it on all matters properly presented to the Company's shareholders;

                           (ii) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities in the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and excluding any suspension or limitation resulting from physical damage or interference with any exchange not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

                           (iii) other than as explicitly disclosed in the Company Disclosure Schedule or the Company SEC Reports filed prior to the date of the Merger Agreement, any change shall have occurred (or any development shall have occurred) after December 31, 2001, in the business, assets, liabilities, financial condition or results of operations of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

                           (iv) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer regarding a Takeover Proposal, or shall have resolved to do any of the foregoing; or

                           (v)  the Merger Agreement shall have been
         terminated in accordance with its terms; or

                  (c) immediately prior to any scheduled or extended expiration date of the Offer, (1) the Company shall have breached or failed to perform in any material respect any of its obligations under the Merger Agreement required to have been performed at or prior to such time, or (2) (i) subject to Section
5.2 of the Merger Agreement, the representations and warranties of the Company set forth in the Merger Agreement (other than the representations and warranties set forth in Sections 6.1(a), 6.1(c), 6.1(d), 6.2, 6.3, 6.5, 6.6,
6.7, 6.15, 6.17, 6.18, 6.19 and 6.25) shall fail to be true and correct as of the date of the Merger Agreement and as of any scheduled or extended expiration date of the Offer as though made on such date (or, in each case, if made as of a specified date, as of such date) and (ii) the representations and warranties of the Company set forth in Sections 6.1(a), 6.1(c), 6.1(d), 6.2, 6.3, 6.5, 6.6, 6.7, 6.15, 6.17, 6.18, 6.19 and 6.25 of the Merger Agreement shall fail to be true and correct in all material respects as of the date of the Merger Agreement and as of any scheduled or extended expiration date of the Offer as though made on such date (or, in each case, if made as of a specified date, as of such date), or the Company shall have failed to deliver to Parent and Purchaser a certificate executed by an appropriate officer of the Company reasonably acceptable to Parent as to the satisfaction of


                                   Annex I-2
the condition set forth in this paragraph (c) immediately prior to the scheduled or any extended time of expiration of the Offer; or

                  (d) the Company shall have failed to deliver to Parent and Purchaser resignations of a sufficient number of the incumbent directors on the Company's Board of Directors effective as of the Consummation of the Offer, and/or duly adopted resolutions of the Company's Board of Directors, such that the Company has satisfied its obligations pursuant to Section 2.3 of the Merger Agreement that are required to be satisfied prior to Consummation of the Offer;

which in the reasonable good faith judgment of the Parent or Purchaser but subject to the provisions of the Merger Agreement, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such conditions make it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for shares of Company Common Stock.

                  Subject to the provisions of the Merger Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Purchaser or, subject to the terms of the Merger Agreement may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the reasonable discretion of Parent or Purchaser at any time prior to the scheduled or extended expiration date of the Offer. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the scheduled or extended expiration date of the Offer.


                                   Annex I-3

                                                            [EXECUTION VERSION]


                         TRANSACTION SUPPORT AGREEMENT

                  This Transaction Support Agreement, dated as of June 11, 2002 (this "Agreement"), is made by and among Cemex, S.A. de C.V., a Mexico corporation ("Parent"), Tricem Acquisition, Corp., a Puerto Rico corporation ("Purchaser"), and the stockholder of Puerto Rican Cement Company, Inc., a Puerto Rico corporation (the "Company"), identified on the signature page hereto (the "Stockholder").

                                  WITNESSETH:

                  WHEREAS, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the "Merger Agreement"; capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement), pursuant to which (i) Purchaser shall commence a cash tender offer (as such tender offer may hereafter be amended from time to time in accordance with the Merger Agreement, the "Offer") to acquire each issued and outstanding share of common stock, par value $1.00 per share, of the Company ("Common Stock") in exchange for a net amount of $35.00 in cash (the "Offer Price") in accordance with and subject to the terms and conditions of the Merger Agreement and the Offer; and (ii) following consummation of the Offer, the Company shall merge with Purchaser (the "Merger");

                  WHEREAS, the Stockholder is the record or beneficial owner of the number of shares of Common Stock set forth on Schedule A hereto (all such shares of Common Stock and any shares of Common Stock hereafter acquired by the Stockholder, the "Shares");

                  WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer, Parent and Purchaser have required that the Stockholder agree to enter into this Agreement and certain other stockholders of the Company agree to enter into similar Transaction Support Agreements; and

                  WHEREAS, the Stockholder wishes to induce Parent and Purchaser to enter into the Merger Agreement and, therefore, the Stockholder is willing to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                TENDER OF SHARES

                  Section 1.01 Tender of Shares. The Stockholder agrees to promptly (and, in any event, not later than two Business Days prior to the scheduled expiration date of the Offer) tender or cause to be tendered into the Offer, pursuant to and in accordance with the terms of the Offer, and not withdraw or cause to be withdrawn (except following the termination of the Offer in accordance with its terms), all of the Shares. The Stockholder acknowledges and agrees that Purchaser's obligation to accept for payment shares of Common Stock in the Offer, including any Shares tendered by a Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

                                  ARTICLE II

                                VOTING AGREEMENT

                  Section 2.01 Voting Agreement. The Stockholder hereby agrees that, from and after the date hereof and until the date (the "Voting Termination Date") that is the later of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the Option Termination Date (as defined below), if any, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Stockholder shall vote (or cause to be voted) all the Shares (i) in favor of adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger; (ii) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement or of the Stockholder contained in this Agreement; and (iii) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Takeover Proposal or Superior Proposal) that could reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or this Agreement. Any vote by the Stockholder that is not in accordance with this Section 2.01 shall be considered null and void, and the provisions of Section 2.02 shall be deemed to take immediate effect.

                  Section 2.02 Irrevocable Proxy. If, and only if, the Stockholder fails to comply with the provisions of Section 2.01, the Stockholder hereby agrees that such failure shall result, without any further action by the Stockholder effective as of the date of such failure, in the constitution and appointment of Parent and each of its executive officers from and after the date of such determination until the Voting Termination Date (at which point such constitution and appointment shall automatically be revoked) as the Stockholder's attorney, agent and proxy (such constitution and appointment, the "Irrevocable Proxy"), with full power of substitution, to vote and otherwise act with respect to all the Shares at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the stockholders of the Company, on the matters and in the manner specified in Section 2.01. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM THE STOCKHOLDER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT. The Stockholder hereby revokes all other proxies and powers of attorney with respect to all the Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by the Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the Stockholder.

                                  ARTICLE III

                                   THE OPTION

                  Section 3.01 Grant of Option. The Stockholder hereby grants to Parent an irrevocable option (each, an "Option" and, collectively, the "Options") to purchase all of the Shares (the "Option Shares") at a purchase price per Share (the "Purchase Price") equal to $35.00, less the value of any dividends per Option Share declared or paid from and after the date of this Agreement through the end of the Option Exercise Period and subject to adjustment pursuant to Section 7.13(a), other than any dividends paid in accordance with clause (A) of Section 8.2(b)(3) of the Merger Agreement.

                  Section 3.02 Payment of the Purchase Price. The Purchase Price shall be payable by Parent in cash by wire transfer in immediately available funds to a bank account to be designated by the Stockholder in a written notice to Parent at least two Business Days prior to the Closing Date (as defined below).

                  Section 3.03      Exercise of Option.

                           (a)      If either (i) a Termination Fee has been
paid or is payable pursuant to Section 10.3 of the Merger Agreement, (ii) the Merger Agreement is terminated as a result of the failure to satisfy the Minimum Condition (as defined in the Merger Agreement) to the Offer and at or prior to the time of such termination it has become publicly known that a Takeover Proposal has been made or (iii) if a Subsequent Amendment (as defined in the Merger Agreement) is received by the Company or becomes publicly known, then each of the Options shall become exercisable by Parent for a period (the "Option Exercise Period") commencing on the earlier of the date on which a Subsequent Amendment is received by Company or becomes publicly known and the date on which the Merger Agreement is terminated and ending at 11:59 p.m. (New York time) on the 30th day following the date on which the Merger Agreement is terminated (the day on which the Option Exercise Period ends, the "Option Termination Date"). The

Options shall be exercisable in whole but not in part, and in no event shall Parent be permitted to exercise an Option with respect to the Shares unless Parent concurrently exercises all Options to purchase the shares of Common Stock subject to each Transaction Support Agreement from all stockholders who have executed a Transaction Support Agreement.

                           (b)      If Parent wishes to exercise the Options
during the Option Exercise Period, Parent shall send a written notice (the "Exercise Notice") to the Stockholder of its intention to exercise the Stockholder's Option, specifying the place, and, if then known, the time and the date (the "Closing Date") of the closing of such purchase (the "Closing"). The Closing Date shall, subject to satisfaction of the conditions in paragraph
(d), occur on the later of (i) the third Business Day after the date on which such Exercise Notice is delivered and (ii) one Business Day following the expiration or termination of the waiting period under the HSR Act applicable to the consummation of the purchase and sale of the Shares hereunder.

                           (c)      At the Closing, (i) the Stockholder shall
deliver to Parent (or its designee) the Shares by delivery of a certificate or certificates evidencing such Shares duly endorsed to Parent or accompanied by stock powers duly executed in favor of Parent, with all necessary stock transfer stamps affixed, and (ii) Parent shall pay for the Shares in accordance with Section 3.02.

                           (d)      The Closing shall be subject to the
satisfaction or, in the case of clause (iii) below, waiver by the Stockholder of each of the following conditions:

                                    (i)      no Governmental Authority shall
                  have enacted, issued, promulgated, enforced or entered any Law that is then in effect and no order of any Governmental Authority shall have been entered or be in effect, in either case that has the effect of making the acquisition of the Shares by Parent illegal or otherwise restricting, preventing or prohibiting consummation of the purchase and sale of the Shares pursuant to the exercise of the Options; and

                                    (ii)     any waiting period under the HSR
                  Act applicable to the consummation of the purchase and sale of the Shares hereunder shall have expired or been terminated.

                           (e)      At the Closing, (i) the Stockholder will
deliver good and valid title to the Shares free and clear of any Liens and, upon delivery to Parent of such Shares and payment for the Purchase Price therefor as contemplated herein, Parent will receive good, valid and marketable title to the Shares free and clear of any Liens, and (ii) Parent shall deliver to the Stockholder the Purchase Price.

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

                  The Stockholder hereby represents and warrants to Parent and to Purchaser as follows:

                  Section 4.01 Organization, Authority and Qualification of the Stockholder. The Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Stockholder is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or materially delay the ability of the Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming due authorization, execution and delivery by Parent and Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms.

                  Section 4.02      No Conflict; Required Filings and Consents.

                           (a)      The execution and delivery of this
Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder shall not, (i) conflict with or violate the certificate of incorporation and by-laws, agreement of limited partnership, limited liability company agreement or equivalent organizational documents, as the case may be, of the Stockholder, (ii) assuming satisfaction of the requirements set forth in 4.02(b) below, conflict with or violate any Law applicable to the Stockholder or by which any property or asset of the Stockholder is bound or affected or
(iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares (other than pursuant to this Agreement) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of the Stockholder, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the ability of the Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

                           (b)      The execution and delivery of this
Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and the premerger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the ability of the Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

                  Section 4.03 Ownership of Shares. As of the date hereof, the Stockholder is the record or beneficial owner of, and has good title to, the number of Shares set forth on Schedule A hereto. Except as set forth on Schedule A, the Shares are all the securities of the Company owned, either of record or beneficially, by the Stockholder as of the date hereof and the Stockholder does not have any option or other right to acquire any other securities of the Company. The Shares owned by the Stockholder are owned free and clear of all Liens, other than any Liens created by this Agreement. Except as provided in this Agreement, the Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by the Stockholder.

                  Section 4.04 Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Stockholder, threatened against the Stockholder, or any property or asset of the Stockholder, before any Governmental Authority that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

                  Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  Each of Parent and Purchaser hereby severally but not jointly represents and warrants to the Stockholder as to itself as follows:

                  Section 5.01 Organization, Authority and Qualification. Each of Parent and Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Each of Parent and Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or materially delay the ability of Parent or Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by each of Parent and Purchaser, the performance by each of Parent and Purchaser of its obligations hereunder and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each of Parent and

Purchaser. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and (assuming due authorization, execution and delivery by the Stockholder) this Agreement constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms.

                  Section 5.02      No Conflict; Required Filings and Consents.

                           (a)      The execution and delivery of this
Agreement by each of Parent and Purchaser do not, and the performance of this Agreement by each of Parent and Purchaser shall not, (i) conflict with or violate the certificate of incorporation and by-laws of Parent or Purchaser,
(ii) assuming satisfaction of the requirements set forth in Section 5.02(b) below, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected or
(iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Parent or Purchaser, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the ability of Parent or Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

                           (b)      The execution and delivery of this
Agreement by each of Parent and Purchaser do not, and the performance of this Agreement by each of Parent and Purchaser shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and the premerger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the ability of Parent or Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

                                  ARTICLE VI

                          COVENANTS OF THE STOCKHOLDER

                  Section 6.01 No Disposition or Encumbrance of Shares. The Stockholder hereby agrees that, except as contemplated by this Agreement, the Stockholder shall not (i) sell, transfer, tender (except into the Offer), pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to (other than the Irrevocable Proxy), deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Liens of any nature whatsoever (other than pursuant to this Agreement) with respect to, any of the Shares (or agree or consent to, or offer to do, any of the foregoing), or (ii) take any action that would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations hereunder.

                  Section 6.02 No Solicitation of Transactions. The Stockholder shall not, directly or indirectly, through any director, officer, affiliate, employee, representative, agent or otherwise, (i) solicit, initiate, endorse, accept or encourage the submission of any Takeover Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or participate in, assist, facilitate, endorse or encourage any proposal that constitutes, or may reasonably be expected to lead to, a Takeover Proposal; provided, however, that nothing herein shall prevent any director, officer or stockholder of the Stockholder from acting in his or her capacity as a director of the Company, or taking any action in such capacity (including at the direction of the Company Board), but only in either such case as and to the extent permitted by Section 8.5 of the Merger Agreement. The Stockholder shall, and shall direct or cause its directors, officers, affiliates, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal.

                  Section 6.03 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, Parent, Purchaser and the Stockholder shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement.

                  Section 6.04 Information for Offer Documents and Proxy Statement; Disclosure. The Stockholder covenants and agrees that none of the information relating to the Stockholder and its affiliates for inclusion in the
Schedule 14D-9, the Offer Documents or, if applicable, the Proxy Statement that has been furnished to Parent by the Stockholder for inclusion in such documents will, at (i) the time the Schedule 14D-9 or the Proxy Statement (or any amendment or supplement thereto) is first filed with the SEC or mailed to stockholders of the Company or (ii) the time of the Company Stockholders Meeting (in the case of information included in the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Stockholder agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and, if applicable, the Proxy Statement and any related filings under applicable securities Laws the Stockholder's identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement and any other information regarding the Stockholder as required by applicable Law.

                                  ARTICLE VII

                                 MISCELLANEOUS

                  Section 7.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.01):

                           (a)      if to the Stockholder:

                                    [Insert Addresses]

                           (b)      if to Parent or Purchaser:

                                    c/o CEMEX
                                    590 Madison Avenue 41st Floor
                                    New York, NY  10022
                                    Telecopy: (212) 317-6047
                                    Attention: Jill Simeone

                                    and

                                    CEMEX, S.A. de C.V.
                                    Ave. Constitucion 444 Pte.
                                    Monterrey, NL, Mexico  64000
                                    Telecopy: 011-52818-328-3082
                                    Attention: Ramiro Villarreal

                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Times Square
                                    New York, New York 10036-6522
                                    Facsimile No:  (212) 735-2000
                                    Attention:  Randall H. Doud

                                    and

                                    Rivera, Tulla & Ferrer
                                    50 Quisqueya Street
                                    San Juan, Puerto Rico  00917
                                    Telecopy: (787) 767-5784
                                    Attention: Eric Tulla

                  Section 7.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby and by the Merger Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

                  Section 7.03 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any wholly owned subsidiary of Parent, provided that no such assignment shall relieve Parent or Purchaser of its obligations hereunder.

                  Section 7.04 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as set forth in Section 7.10 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  Section 7.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

                  Section 7.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the Corporation Law of the Commonwealth of Puerto Rico). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and
(b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

                  Section 7.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the others hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.07.

                  Section 7.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 7.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  Section 7.10 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto. Notwithstanding the foregoing, the provisions of this Agreement shall not be amended without the prior written consent of the Company.

                  Section 7.11      Waiver. Any party to this Agreement may
(i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  Section 7.12 Costs and Expenses of This Agreement and the Merger Agreement. All costs and expenses of the parties hereto, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

                  Section 7.13      Adjustments.

                           (a)      In the event (i) of any increase or
decrease or other change in the Shares by reason of stock dividend, stock split, recapitalizations, combinations, exchanges of shares or the like or (ii) that a Stockholder becomes the beneficial owner of any additional shares of Common Stock or other securities of the Company, then (x) the terms of this Agreement shall apply to the shares of capital stock and other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (i), or the Stockholder becoming the beneficial owner thereof pursuant to clause (ii), and (y) the Purchase Price shall be equitably adjusted to reflect the impact of any event described in clause (i).

                           (b)      The Stockholder hereby agrees to promptly
notify Parent and Purchaser of the number of any new Shares or other securities acquired by the Stockholder, if any, after the date hereof.


                 [Remainder of Page Intentionally Left Blank.]

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                    CEMEX, S.A. DE C.V.


                                    By:
                                       ----------------------------------------
                                    Name:
                                    Title:


                                    TRICEM ACQUISITION, CORP.


                                    By:
                                       ----------------------------------------
                                    Name:
                                    Title:


                                    [Insert Shareholder Signature Block]

                                                                     SCHEDULE A


                        NUMBER OF SHARES OF COMMON STOCK